UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Expedia, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 1, 2017
Dear Stockholder:
You are invited to attend the Annual Meeting of Stockholders of Expedia, Inc., which will be held on Tuesday, June 13, 2017, beginning at 9:30 a.m. Eastern Time. This year’s Annual Meeting will be a completely virtual meeting, conducted solely online. You will be able to attend the virtual Annual Meeting by logging in at www.EXPE.onlineshareholdermeeting.com. We are excited to embrace technology to increase stockholder accessibility, while improving meeting efficiency and reducing costs.
The attached Proxy Statement provides information on how to participate in the 2017 virtual Annual Meeting, how to vote your shares, and explains the matters to be voted upon in detail.
Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting online, please take the time to vote. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you participate in the virtual Annual Meeting, you may also vote your shares online at that time if you wish, even if you have previously submitted your vote (other than shares held through the Company’s 401(k) plan, which must be voted prior to the meeting).

Sincerely,

Dara Khosrowshahi President and Chief Executive Officer 333 108th Avenue N.E. Bellevue, Washington 98004

STOT

EXPEDIA, INC.
333 108th Avenue N.E.
Bellevue, Washington 98004

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

The 2017 Annual Meeting of Stockholders of Expedia, Inc., a Delaware corporation, will be held online on Tuesday, June 13, 2017, at 9:30 a.m. Eastern Time. There will be no physical location for stockholders to attend. Stockholders may only participate by logging in at www.EXPE.onlineshareholdermeeting.com.
Items of business at the Annual Meeting will be:

1.
To elect the fourteen directors named in this proxy statement, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors);

2.	To hold an advisory vote on Expedia’s executive compensation;

3.	To hold an advisory vote on the frequency of the advisory vote on Expedia’s executive compensation;

4.	To ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2017;

5.	To consider a stockholder proposal on political contributions and expenditures, if properly presented at the Annual Meeting; and

6.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Voting. Only holders of record of outstanding shares of Expedia capital stock at the close of business on April 17, 2017 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Whether or not you plan to attend the Annual Meeting virtually, please consider voting prior to the meeting at www.Proxyvote.com, call 1-800-690-6903 or complete, sign, date and return the proxy card. Returning the proxy card does not deprive you of your right to attend and to vote your shares during the virtual Annual Meeting.
Proxy Materials. We are furnishing proxy materials to our stockholders primarily via the internet instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On or about May 1, 2017, we will send a Notice of Internet Availability of Proxy Materials to the holders of record and beneficial owners of our capital stock as of the close of business on the record date and also provide access to our proxy materials over the internet.

By order of the Board of Directors,

Robert J. Dzielak Executive Vice President, General Counsel and Secretary
May 1, 2017

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on June 13, 2017
This Proxy Statement and the 2016 Annual Report are available at:
www.Proxyvote.com

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ii

PROCEDURAL MATTERS

This Proxy Statement is being furnished to holders of common stock and Class B common stock of Expedia, Inc., a Delaware corporation, in connection with the solicitation of proxies by Expedia’s Board of Directors for use at its 2017 Annual Meeting of Stockholders or any adjournment or postponement thereof.
Expedia’s principal offices are located at 333 108th Avenue N.E., Bellevue, Washington 98004. This Proxy Statement is being made available to Expedia stockholders on or about May 1, 2017.
Virtual Annual Meeting Information

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Date and Time. This year, the Annual Meeting will be held "virtually" through an audio webcast on Tuesday, June 13, 2017 at 9:30 a.m., Eastern Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.

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Access to the Audio Webcast of the Annual Meeting. The audio webcast of the Annual Meeting will begin promptly at 9:30 a.m., Eastern Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.

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Log in Instructions. To attend the virtual Annual Meeting, log in at www.EXPE.onlineshareholdermeeting.com. You will need your unique control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.

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Submitting Questions at the virtual Annual Meeting. Once online access to the Annual Meeting is open, shareholders may submit questions, if any, on www.EXPE.onlineshareholdermeeting.com. You will need your unique control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

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Voting Your Shares at the virtual Annual Meeting. Unless you hold your shares in the Company’s 401(k) plan, you may vote your shares at the virtual Annual Meeting even if you have previously submitted your vote. For instructions on how to do so, see the section below titled “Voting Your Shares - Voting at the Virtual Annual Meeting.”

Record Date
The Board of Directors established the close of business on April 17, 2017 as the record date for determining the holders of Expedia stock entitled to notice of and to vote at the Annual Meeting. On the record date, 138,146,990 shares of common stock and 12,799,999 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting.
Quorum
Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all previously submitted proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast by holders of Expedia common stock and Class B common stock at the 2017 Annual Meeting constitutes a quorum. Stockholders who participate in the Annual Meeting online at www.EXPE.onlineshareholdermeeting.com will be considered to be attending such meeting in person for purposes of determining whether a quorum has been met. In the election of the four directors whom the holders of Expedia common stock are entitled to elect as a separate class, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of votes of the outstanding common stock constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Expedia stock represented by a properly executed proxy will be treated as present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Abstentions and broker non-votes are therefore counted as present and entitled to vote for purposes of determining a quorum.
Voting Rights
Based on information provided on a Schedule 13D filed by Mr. Diller and Liberty Expedia Holdings, Inc. (“Liberty Expedia Holdings”), on November 14, 2016, and on a Form 4 filed by Barry Diller on February 24, 2017, Mr. Diller and Liberty Expedia Holdings together beneficially own approximately 12% of the outstanding shares of common stock (or approximately 19% assuming conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding shares of Class B common stock and, consequently, approximately 54% of the combined voting power of the outstanding Expedia capital stock as of the record date. Mr. Diller has historically directly controlled a majority voting interest in Expedia though an irrevocable proxy over all such shares not directly held by him (the “Diller Proxy”). Mr. Diller temporarily assigned the Diller Proxy to Liberty Expedia Holdings until the earlier of May 4, 2018 and certain termination events. While the assignment is in effect, as a result of the governance arrangements at Liberty Expedia Holdings and various agreements among Mr. Diller, Liberty Expedia Holdings and certain other parties, Mr. Diller has the ability to control indirectly the voting of the Expedia shares held by Liberty Expedia Holdings and its subsidiaries on the election of Expedia directors. For further information on the Company’s relationship with Mr. Diller, see the section below titled “Certain Relationships and Related Person Transactions- Relationships Involving Significant Stockholders, Named Executive Officers and Directors-Relationships Involving Mr. Diller”. For further information on the Company’s relationship with Liberty Expedia Holdings, see the section below titled “Certain Relationships and Related Person Transactions- Relationships Involving Significant Stockholders, Named Executive Officers and Directors-Relationships Involving Liberty Expedia Holdings”.
Solicitation of Proxies
Expedia will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Expedia, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, Expedia will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Expedia capital stock and to request authority for the exercise of proxies. In such cases, Expedia, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses.
Voting Your Shares
Voting by Proxy Without Attending the Virtual Annual Meeting
You may direct how your shares are voted by proxy, without attending the Annual Meeting. The manner in which your shares may be voted by proxy depends on whether you are a:

•	Registered stockholder: your shares are represented by certificates or book entries in your name on the records of the Company’s stock transfer agent;

•	401(k) plan participant: your shares are held in Expedia’s 401(k) plan for employees; or

•	Beneficial stockholder: you hold your shares “in street name” through a broker, trust, bank or other nominee.
You may vote your shares by proxy in any of the following three ways:

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Using the Internet. Registered stockholders and 401(k) plan participants may vote using the internet by going to www.Proxyvote.com and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee. Online proxy voting via the internet is available 24 hours a day and will close 11:59 p.m., Eastern Time, on June 12, 2017.

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By Telephone. Registered stockholders and 401(k) plan participants may vote, from within the United States, using any touch-tone telephone by calling 1-800-690-6903 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee. Telephone proxy voting is available 24 hours a day and will close 11:59 p.m., Eastern Time, on June 12, 2017.

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By Mail. Registered stockholders and 401(k) plan participants may submit proxies by mail by requesting printed proxy cards and marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If you are a stockholder of record and submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each of the proposals described in this Proxy Statement.
Expedia is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of elections can determine that such proxy was authorized by the stockholder (Delaware General Corporation Law section 212(c)). The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.
For information on how to vote during the Annual Meeting, see the section above titled “Virtual Annual Meeting Information - Submitting Questions and Voting During the Annual Meeting.”
Voting at the Virtual Annual Meeting.
Unless you hold your shares in the Company’s 401(k) plan, you may also vote your shares at the virtual Annual Meeting even if you have previously submitted your vote. To vote at the virtual Annual Meeting, log in at www.EXPE.onlineshareholdermeeting.com. You will need your unique control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. If you are the beneficial owner of shares held through a broker, or other nominee, please follow the instructions provided by your broker, trustee or nominee.
Because shares held by participants in the Company’s 401(k) plan must be voted by the trustee, these shares may not be voted during the Annual Meeting. You will, however, be able to attend the virtual Annual Meeting and submit questions.
Voting Impact of Abstentions and Broker Non-Votes
Abstentions. Abstentions are treated as shares entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the number of shares present at the Annual Meeting (the two advisory proposals regarding Expedia’s executive compensation, the auditor ratification proposal and the stockholder proposal on political contributions and expenditures) and have no impact on the vote on any proposal for which the vote standard is based on the votes cast at the meeting (the election of directors).
Broker non-votes. Broker non-votes are not treated as shares entitled to vote and, as a result, have no effect on the outcome of any of the proposals to be voted on by stockholders at the Annual Meeting; provided, however, that brokers have discretionary authority to vote on the auditor ratification proposal. If you hold Expedia shares in street name or in Expedia’s 401(k) Plan, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for a vote:

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Non-Discretionary Items. The election of directors, the two advisory proposals regarding Expedia’s executive compensation and the political contributions and expenditures proposal are non-discretionary items and may NOT be voted on by your broker, bank or other nominee absent specific voting instructions from you.

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Discretionary Items. The ratification of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2017 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion.

The trustee of Expedia’s 401(k) plan for employees, Fidelity Management Trust Company, will vote Expedia common stock credited to employee accounts in accordance with such employees’ voting instructions. The trustee will vote the 401(k) plan stock for which voting instructions are not received in the same proportion as the shares for which voting instructions are received.
Revocation of Proxies
If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, or (ii) submitting a later-dated proxy relating to the same stock by mail, telephone or the internet prior to the vote at the Annual Meeting, or (iii) attending the virtual Annual Meeting and resubmitting your vote. Registered stockholders may also follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the internet.
Other Business
The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders. The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote via the internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

PROPOSAL 1:     ELECTION OF DIRECTORS

Nominees
At the Annual Meeting, a board of fourteen directors will be elected to hold office until the next annual meeting of stockholders or until their successors shall have been duly elected and qualified (or, if earlier, any director’s removal or resignation from the Board of Directors). The Company’s amended and restated certificate of incorporation provides that the holders of the Company’s common stock, acting as a single class, are entitled to elect a number of directors equal to 25% percent of the total number of directors, rounded up to the next whole number of directors, which is currently four directors. The Board has designated Ms. Athey and Messrs. Battle, Jacobson and Kern as nominees for the positions on the Board to be elected by the holders of Expedia common stock voting as a separate class. Pursuant to an Amended and Restated Governance Agreement among Expedia, Liberty Interactive and Mr. Diller dated December 20, 2011, which was assigned to Liberty Expedia Holdings on November 4, 2016 (the “Governance Agreement”), Liberty Expedia Holdings has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board and has certain rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Expedia Holdings are satisfied. Liberty Expedia Holdings has designated Ms. Coe, Dr. Malone, and Mr. Shean as its nominees to the Board. Although management does not anticipate that any of the nominees named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board.
The name and certain background information regarding each nominee, as of April 1, 2017, are set forth below. Except as noted, there are no family relationships among directors or executive officers of Expedia. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to the conclusion that he or she should be nominated as a director, each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to Expedia and our Board as demonstrated by the nominee’s past service. Several of our director-nominees also have extensive management experience in complex organizations. The Board considered the NASDAQ requirement that the Company’s Audit Committee be composed of at least three independent directors, as well as specific NASDAQ and Securities and Exchange Commission (“SEC”) requirements regarding financial literacy and expertise.

Name	Age	Position With Expedia, Inc.
Barry Diller	75	Chairman and Senior Executive
Victor A. Kaufman	73	Director and Vice Chairman
Dara Khosrowshahi	47	Director and Chief Executive Officer
Susan C. Athey	46	Director
A. George “Skip” Battle	73	Director
Chelsea Clinton	37	Director
Pamela L. Coe	57	Director
Jonathan L. Dolgen	71	Director
Craig A. Jacobson	64	Director
Peter M. Kern	49	Director
John C. Malone	76	Director
Scott Rudin	58	Director
Christopher W. Shean	51	Director
Alexander von Furstenberg	47	Director
Barry Diller
Mr. Diller has been the Chairman of the Board and Senior Executive of Expedia since the completion of the Company’s spin-off from IAC/InterActiveCorp (“IAC”) on August 9, 2005 (the “IAC/Expedia Spin-Off”). Mr. Diller held the positions of Chairman of the Board and Chief Executive Officer of IAC and its predecessors since August 1995 and ceased serving as Chief Executive Officer in November 2010. Mr. Diller has served as Special Advisor to TripAdvisor, Inc., an online travel company, since April 2013 and served as its Chairman of the Board and Senior Executive from December 2011, when it was spun off from Expedia, Inc., until December 2012, and was a member of its Board until April 2013. Mr. Diller served as the non-executive Chairman of the Board of Ticketmaster Entertainment, Inc. from 2008 to 2010, when it merged with Live Nation, Inc. to form Live Nation Entertainment, Inc. Mr. Diller served as the non-

executive Chairman of the Board of Live Nation Entertainment, Inc. from January 2010 to October 2010 and was a member of its Board until January 2011. He also served as Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994 and as the Chairman of the Board and Chief Executive Officer of Fox, Inc. from 1984 to 1992. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller served as a member of the Board of Directors of Graham Holdings Company (formerly The Washington Post Company) from November 2013 through January 2017. Mr. Diller is currently a member of the Board of Directors of the Coca-Cola Company. Mr. Diller is also a member of the The Business Council, and serves on the Dean’s Council of The New York University Tisch School of the Arts, the Board of Councilors for the School of Cinema-Television at the University of Southern California and the Advisory Board for the Peter G. Peterson Foundation.
Board Membership Qualifications: As result of his involvement with Expedia both while it was operated within IAC and since the IAC/Expedia Spin-Off, Mr. Diller has a great depth of knowledge and experience regarding Expedia and its businesses. Mr. Diller has extensive management experience, broad international exposure and emerging market experience and innovation and technology experience, including through his service as Chief Executive Officer of media and interactive commerce companies, as well as experience as a director serving on other public company boards, including as Chairman. Mr. Diller also effectively controls Expedia.
Victor A. Kaufman
Mr. Kaufman has been a director and the Vice Chairman of Expedia since completion of the IAC/Expedia Spin-Off. Mr. Kaufman has been a director of IAC (and its predecessors) since December 1996 and has served as the Vice Chairman of IAC since October 1999. Mr. Kaufman served as a director of TripAdvisor, Inc. from the completion of the TripAdvisor Spin-Off until February 2013. Mr. Kaufman previously served as Vice Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 2010 and as a director of Live Nation Entertainment from January 2010 through December 2010. Mr. Kaufman served in the Office of the Chairman of IAC from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as the Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in those capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri- Star’s successor company, Columbia Pictures Entertainment, Inc. He resigned from those positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.
Board Membership Qualifications: Mr. Kaufman has unique knowledge of and experience with Expedia and its businesses gained through his involvement with Expedia both while it was operated within IAC and since the IAC/Expedia Spin-Off. Mr. Kaufman also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions, as well as experience as a director serving on other public company boards.
Dara Khosrowshahi
Mr. Khosrowshahi has been a director and the Chief Executive Officer of Expedia since completion of the IAC/Expedia Spin-Off. Mr. Khosrowshahi served as director of TripAdvisor, Inc., from the TripAdvisor Spin- Off until February 2013. Mr. Khosrowshahi served as the Chief Executive Officer of IAC Travel, a division of IAC, from January 2005 to the IAC/Expedia Spin-Off date. Prior to his tenure as Chief Executive Officer of IAC Travel, Mr. Khosrowshahi served as Executive Vice President and Chief Financial Officer of IAC from January 2002 to January 2005. Mr. Khosrowshahi served as IAC’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002 and as President, USA Networks Interactive, a division of IAC, from 1999 to 2000. Mr. Khosrowshahi joined IAC in 1998 as Vice President of Strategic Planning and was promoted to Senior Vice President in 1999. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi is currently a member of the Boards of Directors of Fanatics Inc. and The New York Times Company, and of the Supervisory Board of trivago, N.V., a majority-owned subsidiary of Expedia.

Board Membership Qualifications: Mr. Khosrowshahi possesses in-depth experience with and knowledge of the online travel industry gained through his service as Chief Executive Officer of IAC Travel prior to the IAC/Expedia Spin-Off, as Chief Executive Officer of Expedia since the IAC/Expedia Spin-Off and as a director of TripAdvisor, Inc. following the TripAdvisor Spin-Off. Mr. Khosrowshahi also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Susan C. Athey
Professor Athey has been a director of Expedia since December 2015. Professor Athey is the Economics of Technology Professor at Stanford Graduate School of Business. Her research and teaching cover the economics of the internet and digital marketplaces, marketplace design, auctions, platform businesses, online advertising, the news media, financial technology, big data, and statistical methods for causal inference. She previously taught at the economics departments at MIT, Stanford and Harvard. In 2007, Professor Athey received the John Bates Clark Medal, awarded by the American Economic Association to “that American economist under the age of forty who is adjudged to have made the most significant contribution to economic thought and knowledge.” She was elected to the National Academy of Science in 2012 and to the American Academy of Arts and Sciences in 2008. She serves on the Board of Directors of Ripple, a financial services technology startup, and is an advisor to early stage venture capital fund X/Seed Capital and financial technology venture capital fund NYCA Partners. She received her bachelor’s degree from Duke University in economics, computer science, and mathematics and her Ph.D. in economics from Stanford. She holds an honorary doctorate from Duke University.
Board Membership Qualifications: Professor Athey brings to our board significant experience as leading expert in the field of economics of the internet and technology, having advised governments and businesses on marketplace design, platform strategy, big data, and financial technology, which are directly relevant to Expedia’s businesses. Professor Athey’s unique perspectives assist the board in developing strategies for the Company.
A. George “Skip” Battle
Mr. Battle has been a director of Expedia since completion of the IAC/Expedia Spin-Off. Mr. Battle previously served as the Executive Chairman of Ask Jeeves, Inc. from January 2004 through July 2005 and as its Chief Executive Officer from December 2000 until January 2004. Mr. Battle was a business consultant and investor and served as a member of the boards of directors of several technology companies from 1995 to 2000. Prior thereto, Mr. Battle served with Andersen Consulting in various roles, including Worldwide Managing Partner, Market Development, until his retirement from Andersen Consulting in 1995. Mr. Battle is currently Chairman of the Compensation Committee of Fair Isaac Corporation, a position he has held since 2002. He is also a director of Netflix, Inc., Workday, Inc. and one nonprofit organization. Mr. Battle also served as a director of PeopleSoft, Inc. from 1995 until its acquisition by Oracle Corp. in 2004, Barra, Inc. from 1996 until 2004, Advent Software, Inc. from 2006 to May 2011, the Masters Select family of funds (all registered investment companies) from August 1996 until December 2012, Sungevity, Inc. from February 2010 until January 2013, LinkedIn Corporation from December 2010 until December 2016 and OpenTable, Inc. from January 2006 until July 2014. Mr. Battle holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.
Board Membership Qualifications: Mr. Battle has extensive financial, strategic, operational, and corporate governance experience, acquired through his more than twenty-five years as a business consultant as well as his prior service as a chief executive officer. Mr. Battle also has experience as a director serving on other public company boards.
Chelsea Clinton
Ms. Clinton has been a director of Expedia since March 2017. She has served as Vice Chair of the Clinton Foundation since March 2013, where her work emphasizes improving global and domestic health, creating service opportunities and empowering the next generation of leaders. Prior to assuming this role, Ms. Clinton served as a member of the Board of Directors of the Clinton Foundation from September 2011. Ms. Clinton has also served as a member of the Board of Directors of the Clinton Health Access Initiative since September 2011. From March 2010 through May 2013, Ms. Clinton served as an Assistant Vice Provost at New York University, where she focused on interfaith initiatives and the university’s Global Expansion Program. From November 2011 to August 2014, Ms. Clinton also worked as a special correspondent for NBC news. Prior to these efforts, Ms. Clinton worked as an associate at McKinsey & Company, a consulting firm, from August 2003 to October 2006, and as an associate at Avenue Capital Group, an investment firm, from October 2006 to November 2009. Ms. Clinton also currently serves on the Board of Directors of IAC, The School of American Ballet, the Africa Center and the Weill Cornell Medical College and as Co-Chair of the Advisory Board of the Of Many Institute at New York University. Ms. Clinton holds a B.A. from Stanford, an MPH from Columbia’s Mailman School of Public Health and both an MPhil and a Doctorate in International Relations from Oxford University.
Board Membership Qualifications: Ms. Clinton’s broad public policy experience, keen intellectual acumen and youthful perspective will further enhance the diversity of experience, backgrounds and opinions represented on the Board.

Pamela L. Coe
Ms. Coe has been a director of Expedia since November 2012. Ms. Coe is currently Senior Vice President, Deputy General Counsel and Secretary of Liberty Interactive, Liberty Media Corporation (“Liberty Media”) and Liberty Broadband Corporation (“Liberty Broadband”), and has held those positions since January 1, 2016. Prior to January 1, 2016, Ms. Coe was Vice President, Deputy General Counsel and Secretary of those companies. Ms. Coe also held those positions with Liberty TripAdvisor Holdings, Inc. from August 2014 to April 2016. Ms. Coe is currently Senior Vice President, Deputy General Counsel and Secretary of Liberty Expedia Holdings and has served as such from November 2016. Prior to joining Liberty, Ms. Coe served as Senior Counsel at Liberty’s predecessor parent company, Tele-Communications, Inc. (“TCI”). Prior to her tenure at TCI, Ms. Coe was a partner in a major San Francisco-based law firm, specializing in corporate, securities and banking law.

Board Membership Qualifications: Ms. Coe was nominated as a director by Liberty Expedia Holdings, which currently has the right to nominate three individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement. Ms. Coe has significant legal and business knowledge and experience, including experience in corporate governance matters, securities law, and executive compensation and compliance matters.
Jonathan L. Dolgen
Mr. Dolgen has been a director of Expedia since completion of the IAC/Expedia Spin-Off. From July 2004 until April 2010, Mr. Dolgen was a Senior Advisor to Viacom, Inc., a worldwide entertainment and media company, where he provided advisory services to the chief executive officer on an as-requested basis. Since July 2004, Mr. Dolgen has been a private investor, and since September 2004, Mr. Dolgen has been the principal of Wood River Ventures, LLC, a private entity that seeks investment opportunities. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, which primarily included Paramount Pictures and Paramount Television, Paramount’s regional theme parks, motion picture theaters, and book publishing operations. Mr. Dolgen began his career in the entertainment industry in 1976 and, until joining the Viacom Entertainment Group, served in a variety of executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen has also been a director of Live Nation Entertainment, Inc. since its formation following the merger of Live Nation, Inc. and Ticketmaster in January 2010. Prior to the merger, Mr. Dolgen was a director of Ticketmaster from August 2008. He is also a member of the Board of Trustees of California Institute of the Arts and a director of the Simon Wiesenthal Center. Mr. Dolgen holds a B.S. from Cornell University and a J.D. from New York University.
Board Membership Qualifications: Mr. Dolgen has extensive high-level executive management experience, including prior service as a Chief Executive Officer. Mr. Dolgen also has experience as a director serving on other public company boards. Mr. Dolgen has significant expertise in both traditional and new media.
Craig A. Jacobson
Mr. Jacobson has been a director of Expedia since December 2007. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush, Kaller & Gellman, L.L.P., where he has practiced entertainment law for more than the past 25 years. Mr. Jacobson is a member of the Board of Directors of Charter Communications, Inc., Tribune Media Company and New Form Digital, a digital content studio, partially owned by ITV and Discovery Communications. Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live Nation, Inc. in January 2010, Aver Media, a privately-held Canadian lending institution, and Eventful Inc., digital media company. Mr. Jacobson is a founder of New Form Digital, a venture with Discovery Communications, focusing on short form digital content.
Board Membership Qualifications: Mr. Jacobson has extensive legal and business knowledge and experience in corporate governance matters. Mr. Jacobson also has significant financial knowledge gained during his more than twenty-five years practicing law as well as his service as a director serving on public and private company boards.
Peter M. Kern
Mr. Kern has been a director of Expedia since completion of the IAC/Expedia Spin-Off. Mr. Kern is a Managing Partner of InterMedia Partners VII, LP, a private equity firm. Prior to joining InterMedia, Mr. Kern was Senior Managing Director and Principal of Alpine Capital LLC. Prior to Alpine Capital, Mr. Kern founded Gemini Associates in 1996 and served as President from its inception through its merger with Alpine Capital in 2001. Prior to founding Gemini

Associates, Mr. Kern was at the Home Shopping Network and Whittle Communications. Mr. Kern has served on the Board of Directors of Tribune Media Company since October 2016, as Chairman of the Board of Directors of Hemisphere Media Group, Inc., a publicly-traded Spanish-language media company, since April 2013, and since December 2016, as a member of the Board of Directors of trivago N.V. Mr. Kern also serves on the boards of a number of private companies, including Luxury Retreats International Holdings, Inc. and Up Entertainment, LLC. Mr. Kern holds a B.S. degree from the Wharton School at the University of Pennsylvania.
Board Membership Qualifications: Through his extensive background in private equity and as a director of several private companies, as well as prior experience in senior executive positions, Mr. Kern has a high level of financial expertise and background in analyzing investments and strategic transactions.
John C. Malone
Dr. Malone has been a director of Expedia since completion of the IAC/Expedia Spin-Off, other than for a brief period in November/December 2012. Dr. Malone has served as the Chairman of the Board of Liberty Media (including its predecessor) since August 2011 and as a director since December 2010. He served as the Chief Executive Officer of Liberty Interactive (including its predecessors) from August 2005 to February 2006. Dr. Malone served as the Chairman of the Board of TCI from November 1996 until March 1999, when it was acquired by AT&T., and as Chief Executive Officer of TCI from January 1994 to March 1997. Dr. Malone has served as a director and the Chairman of the Board of Liberty Interactive since 1994, the Chairman of the Board of Liberty Broadband since November 2014, the Chairman of the Board of Liberty Expedia Holdings since November 2016, the Chairman of the Board of Liberty Global plc (“LGP”) since June 2013, having previously served as the Chairman of the Board of LGP’s predecessor, Liberty Global, Inc., from June 2005 to June 2013, a director of Discovery Communications, Inc. since September 2008, a director of Discovery Holding Company from May 2005 to September 2008 and as Chairman of the Board from March 2005 to September 2008, a director of Charter Communications, Inc. since May 2013 and a director of Lions Gate Entertainment Corp. since March 2015. Dr. Malone previously served as a director of Ascent Capital Group, Inc. from January 2010 to September 2012, a director of Live Nation Entertainment, Inc. from January 2010 to February 2011, the Chairman of the Board of DIRECTV from November 2009 to June 2010, and DIRECTV’s predecessor, The DIRECTV Group, Inc., from February 2008 to November 2009, a director of Sirius XM Radio Inc. from April 2009 to May 2013, a director of IAC from May 2006 to June 2010 and the Chairman of the Board of Liberty TripAdvisor Holdings, Inc. from August 2014 to June 2015.
Board Membership Qualifications: Dr. Malone was nominated as a director by Liberty Expedia Holdings, which currently has the right to nominate three individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement. Dr. Malone is considered one of the preeminent figures in the media and telecommunications industry and has extensive senior executive experience as well as experience as a director serving on other public company boards. He is also well known for his sophisticated problem solving and risk assessment skills.
Scott Rudin
Mr. Rudin has been a director of Expedia since June 2016. Mr. Rudin is an award-winning film and theatre producer. Mr. Rudin began his career in the entertainment industry in the 1970s, and since then has served in a variety of roles, including as founder and principal of Scott Rudin Productions and as a senior executive at Twentieth Century Fox. While at Twentieth Century Fox and subsequently during a 15-year partnership with Paramount Pictures and a collaboration with Walt Disney Studios under its Walt Disney Pictures and Miramax Films labels, Mr. Rudin produced a large number of critically acclaimed and commercially successful films. In addition, over the course of the past decade Mr. Rudin has produced numerous award-winning theatrical productions. In 2011, Mr. Rudin was awarded the David O. Selznick Achievement Award in Motion Pictures which recognizes an individual’s outstanding body of work in the field of motion picture production, and in 2012 he became one of the few individuals to have won an Emmy, Grammy, Oscar and Tony award, and the first producer to do so.
Board Membership Qualifications: Mr. Rudin’s extensive experience in the media and entertainment industry, as well as his business and marketing expertise, brings a unique perspective to the board.
Christopher W. Shean

Mr. Shean has been a director of Expedia since December 2015. He has served as the Chief Executive Officer and President of Liberty Expedia Holdings since March 2016 and as a director since November 2016. He has also served as a Senior Advisor of Liberty Interactive, Liberty Media and Liberty Broadband since October 2016. Mr. Shean served as the Chief Financial Officer of Liberty Media (including its predecessor) from November 2011 to October 2016, Liberty Interactive from November 2011 to October 2016 and Liberty Broadband from June 2014 to October 2016. He has held a number of executive positions with Liberty Media since May 2007 and with Liberty Interactive since October 2000. Mr. Shean also served as a Senior Vice President of Liberty Broadband from June 2014 to December 2015. In addition, Mr. Shean served as Senior Vice President and Chief Financial Officer of Liberty TripAdvisor Holdings, Inc. from July 2013 to January 2016. Mr. Shean has served as a director of FTD Companies, Inc. since December 2014 and as the interim President and Chief Executive Officer from November 2016 to March 2017. He served as a director of TripAdvisor, Inc. from February 2013 to December 2015. Mr. Shean is a graduate of Virginia Polytechnic Institute and State University.
Board Membership Qualifications: Mr. Shean was nominated as a director by Liberty Expedia Holdings, which currently has the right to nominate three individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement. Mr. Shean has significant financial and operational experience gained through his service as Chief Financial Officer and other executive-level positions at Liberty Interactive, Liberty Media and Liberty Broadband and as a partner of KPMG LLP, as well as experience as a director serving on other public company boards. As a result of his extensive business and financial experience, Mr. Shean is able to provide valuable business, financial and risk management advice. He also possesses a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.
Alexander von Furstenberg
Mr. von Furstenberg has been a director of Expedia since December 2015. Mr. von Furstenberg currently serves as Chief Investment Officer of Ranger Global Advisors, LLC, a family office focused on value-based investing (“Ranger”), which he founded in June 2011. Prior to founding Ranger, Mr. von Furstenberg founded Arrow Capital Management, LLC, a private investment firm focused on global public equities, where he served as Co-Managing Member and Chief Investment Officer since 2003. Mr. von Furstenberg has served as a member of the Board of Directors of IAC since 2008, Liberty Expedia Holdings since November 2016, La Scogliera, an Italian financial holding company, since December 2016 and served as a member of the board of directors of W.P. Stewart & Co. Ltd., a Bermuda based asset management firm, until the company was acquired in December 2013. Since 2001, he has acted as Chief Investment Officer of Arrow Investments, Inc., the private investment office that serves his family. Mr. von Furstenberg also serves as a partner and Co-Chairman of the Board of Diane von Furstenberg Studio, LLC. In addition to the philanthropic work accomplished through his position as a director of The Diller-von Furstenberg Family Foundation, Mr. von Furstenberg also serves on the board of directors of Friends of the High Line.
Board Membership Qualifications: Mr. von Furstenberg has private investment and board experience, which the Board believes give him particular insight into capital markets and investment strategy, as well as a high level of financial literacy. Mr. von Furstenberg is Mr. Diller’s stepson.
Board of Directors
Controlled Company Status. Expedia is subject to the NASDAQ Stock Market Listing Rules. These rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, such as Expedia, from certain requirements.
Based on information provided on a Schedule 13D filed by Mr. Diller and Liberty Expedia Holdings, Inc. (“Liberty Expedia Holdings”), on November 14, 2016, and on Form 4 filed by Barry Diller on February 24, 2017, Mr. Diller and Liberty Expedia Holdings together beneficially own approximately 12% of the outstanding shares of common stock (or approximately 19% assuming conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding shares of Class B common stock and, consequently, approximately 54% of the combined voting power of the outstanding Expedia capital stock as of the record date. On this basis, Expedia is relying on the exemption for controlled companies from certain NASDAQ requirements, including, among others, the requirement that a majority of the Board of Directors be composed of independent directors, the requirement that the Compensation Committee be composed solely of independent directors and certain requirements relating to the nomination of directors. For further information on the Company’s relationship with Mr. Diller, see the section below titled “Certain Relationships and Related Person Transactions— Relationships Involving Significant Stockholders, Named Executive Officers and Directors—Relationships Involving Mr. Diller”. For further information on the Company’s relationship with Liberty Expedia Holdings, see the section below titled “Certain Relationships and Related Person Transactions— Relationships Involving Significant Stockholders, Named Executive Officers and Directors—Relationships Involving Liberty Expedia Holdings”.
Director Independence. The Board of Directors has determined that each of Mses. Athey and Clinton, and Messrs. Battle, Dolgen, Jacobson, Kern and Rudin is an “independent director” as defined by the NASDAQ listing rules. In making its independence determinations, the Board considered the applicable legal standards and any relevant transactions, relationships or arrangements, including nominal compensation paid to Ms. Athey for consulting services prior to her appointment to the Board, Ms. Clinton’s service as a member of IAC’s board of directors and political campaign contributions to a member of Ms. Clinton’s family by Company management, legal services provided to a subsidiary of IAC by the law firm in which Mr. Jacobson is a partner, and Mr. Rudin’s past business arrangements with subsidiaries of IAC and his service as vice chair of a non-profit organization for which Mr. Diller is the chairman.
The Board. The Board of Directors met four times in 2016. For 2016, each then-serving director attended more than 75% of the meetings of the Board, and each then-serving director, other than Mr. Kaufman, attended more than 75% of the meetings of the Board committees on which they served. The independent directors meet in regularly scheduled sessions, typically before or after each Board meeting, without the presence of management. Directors are encouraged, but not required to attend annual meetings of Expedia stockholders. All of the then-serving thirteen members of the Board of Directors attended the 2016 Annual Meeting of Stockholders.
Board Leadership Structure. Mr. Diller serves as the Chairman and also serves as Senior Executive of the Company, and Mr. Khosrowshahi serves as Chief Executive Officer of the Company. The roles of Chief Executive Officer and Chairman of the Board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or appoints a Chief Executive Officer, based on the relevant facts and circumstances applicable at such time. Independent members of the Board chair our Audit, Compensation and Section 16 Committees. Expedia has had the current leadership structure since the completion of its spin-off from IAC in 2005.
Board’s Role in Risk Oversight. As part of its general oversight duties, the Board of Directors oversees the Company’s risk management. The Chief Executive Officer, General Counsel and Chief Financial Officer and Executive Vice President of Operations attend quarterly Board meetings and discuss operational risks with the Board. Management also provides quarterly reports and presentations on strategic risks to the Board. Between quarterly meetings, the General Counsel and Chief Financial Officer and Executive Vice President of Operations meet regularly with the Executive Committee, and the members are informed of any immediate risks at such meetings.
In addition, the Audit Committee is responsible for discussing with management the Company’s major financial risks and the steps management has taken to monitor and control such risks, including the Company’s risk assessment and risk management policies. The Audit Committee also has oversight responsibility for the Company’s foreign exchange risk management policy and investment management policy. In fulfilling its responsibilities, the Audit Committee receives regular reports from the Chief Financial Officer and Executive Vice President of Operations, General Counsel, Vice President of Internal Audit, Treasurer, President of eCommerce Platform (having responsibility for technology infrastructure and security) and Chief Accounting Officer. The Vice President of Internal Audit reports directly to the Audit Committee and provides quarterly (or more frequent) reports on the results of internal audits and investigations. The Chairman of the Audit Committee makes regular reports to the Board.
Board Committees
The Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, the Section 16 Committee and the Executive Committee. The Audit, Compensation and Section 16 Committees operate under written charters adopted by the Board of Directors. These charters are available on the “Corporate Governance” page of the “Investors” section of the Company’s corporate website at www.expediainc.com.
The following table sets forth the members of each Committee and the number of meetings held by, and times that each such Committee took action by unanimous written consent, during 2016. There were no changes to the membership of any committees during all of 2016.

Name	Audit Committee	Compensation Committee	Section 16 Committee	Executive Committee
Barry Diller	—	—	—	X
Victor A. Kaufman	—	—	—	X
Dara Khosrowshahi	—	—	—	X
Susan C. Athey(1)	—	—	—	—
A. George “Skip” Battle(1)	X (Chairman)	—	—	—
Chelsea Clinton(1)	—	—	—	—
Pamela L. Coe	—	X	—	—

Name	Audit Committee	Compensation Committee	Section 16 Committee	Executive Committee
Jonathan L. Dolgen(1)	—	X (Co-Chair)	X (Co-Chair)	—
Craig A. Jacobson(1)	X	X	X	—
Peter M. Kern(1)	X	X (Co-Chair)	X (Co-Chair)	—
John C. Malone	—	—	—	—
Scott Rudin(1)	—	—	—	—
Christopher W. Shean	—	—	—	—
Alexander von Furstenberg	—	—	—	—
Number of Meetings	10	7	7	5
Number of Unanimous Written Consents	0	1	1	2

(1)	Independent director.
Audit Committee. Each current Audit Committee member satisfies the independence requirements for Audit Committee members under the current standards imposed by the rules of the SEC and NASDAQ. The Board has determined that each of Messrs. Battle and Kern is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The Audit Committee functions pursuant to a written charter adopted by the Board, pursuant to which the Audit Committee is granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. The Audit Committee is appointed by the Board to assist the Board with a variety of matters discussed in detail in the charter, including monitoring: (i) the integrity of the Company’s financial reporting process, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of Company’s internal audit function and the independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements.
The formal report of the Audit Committee with respect to the year ended December 31, 2016, is set forth under the heading “Audit Committee Report” below.
Compensation Committee. With the exception of Ms. Coe, each member satisfies the independence requirements for Compensation Committee members under the current standards imposed by the rules of the SEC and NASDAQ. No member of the Compensation Committee is an employee of Expedia. The Compensation Committee is responsible for (i) administering and overseeing the Company’s executive compensation program, including salary matters, bonus plans and stock compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (see section below titled “Section 16 Committee”). A description of the Company’s processes and procedures for the consideration and determination of executive compensation is included in the section below titled “Compensation Discussion and Analysis.”

Section 16 Committee. Each member of the Section 16 Committee is an “independent director” as defined by the NASDAQ listing rules and satisfies the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Section 16 Committee is authorized to exercise all powers of the Board of Directors with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to Expedia’s executive officers.
Compensation Consultant Independence. During 2016, management retained Compensia, Inc., a compensation consulting firm, to conduct a review of Expedia’s compensation peer groups, and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for certain executive officer positions and provided Compensia instruction and direction consistent therewith. The Compensation Committee considered various factors bearing upon Compensia’s independence including, but not limited to, the amount of fees received by Compensia from Expedia as a percentage of Compensia’s total revenue, Compensia’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Compensia’s independence. After reviewing these and other factors, the Committee determined that Compensia was independent and that its engagement did not present any conflicts of interest.
Compensation Policies and Practices Risk Assessment. Consistent with SEC disclosure requirements, management has assessed compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Committee. The Executive Committee has all the power and authority of the Board of Directors, except those powers specifically reserved to the Board by Delaware law.
Director Nominations
Given the ownership structure of the Company and its status as a “controlled company,” the Board of Directors does not have a nominating committee or other committee performing similar functions or any formal policy on director nominations. Pursuant to the Governance Agreement, Liberty Expedia Holdings has the right to nominate a number of directors equal to 20% of the total number of the directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board so long as certain stock ownership requirements are satisfied. The Board does not have specific requirements for eligibility to serve as a director of Expedia, nor does it have a specific policy on diversity. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of Expedia, whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to Expedia, including in providing a mix of Board members that represent a diversity of experiences, characteristics, attributes, skills and backgrounds, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board, and whether the candidate is prepared and qualified to represent the best interests of Expedia’s stockholders. Given the controlled status of Expedia, the Board believes the process described above is appropriate. Liberty Expedia Holdings has nominated Ms. Coe, Dr. Malone, and Mr. Shean as nominees for 2017. The other nominees to the Board were recommended by the Chairman and then were considered and recommended by the entire Board.
The Board of Directors does not have a formal policy regarding the consideration of director candidates recommended by stockholders, as historically Expedia has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stockownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.
Communications with the Board
Stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if deemed appropriate. Communications that are primarily commercial in nature, that are not relevant to stockholders or other interested constituents or that relate to improper or irrelevant topics will generally not be forwarded to the Board or to the specified director(s).
Compensation of Directors
The Board of Directors sets director compensation, which is designed to provide competitive compensation necessary to attract and retain high quality directors and to encourage ownership of Company stock to further align directors’ interests with those of our stockholders.
During 2016, Expedia employees, other than Mr. Kaufman, did not receive compensation for services as directors. Mr. Kaufman and each non-employee director of Expedia who served on the Board during 2016, other than Dr. Malone, received the following compensation:

•	an annual retainer of $45,000, paid in equal quarterly installments;

•
a grant of restricted stock units (“RSUs”) with a value of $250,000 (based on the closing price of Expedia’s common stock on the NASDAQ Stock Market on the day prior to the grant), upon such director’s initial election to office or at the time such director first became eligible to receive compensation for service as a director, and annually thereafter on June 1, such RSUs to vest in three equal installments commencing on the first anniversary of the grant date and such RSUs to be entitled to dividends declared and paid on the underlying shares of common stock during the vesting period. In the event of a change in control (as defined in the Fourth

Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Expedia 2005 Plan”) and described in the section below titled “Executive Compensation—Potential Payments Upon Termination or Change in Control”), the RSUs shall vest automatically in full;

•	an annual retainer of $20,000 for each member of the Audit Committee (including the Chairman) and $15,000 for each member of the Compensation Committee (including the Chairman); and

•	an additional annual retainer of $10,000 for the Chairman of the Audit Committee and $10,000 for the each of the Co-Chairs of the Compensation Committee.
Members of the Section 16 Committee do not receive additional compensation for service on that committee. Expedia reimburses directors for all reasonable expenses incurred to attend Board and committee meetings.
In 2016, Mr. Kaufman agreed to forego compensation for his service as an executive of the Company, and instead receive compensation for his Board service. In 2016, Dr. Malone agreed to forego compensation for his Board service. Mr. von Furstenberg elected to defer his 2016 director fees pursuant to Expedia’s Non-Employee Director Deferred Compensation Plan, which is described below. Ms. Clinton joined the Board in March 2017.
Director Stock Ownership Guidelines
In March 2010, the Board of Directors adopted stock ownership guidelines for directors to further align the interests of the directors with the interests of the stockholders of the Company. The director stock ownership guidelines apply to all directors except (i) directors who are also subject to the Company’s Executive Stock Ownership Guidelines and (ii) directors nominated by Liberty Expedia Holdings that do not receive compensation from the Company for service on the Board of Directors (“Covered Directors”).
Covered Directors are encouraged to hold a number of shares of Expedia common stock during their tenure equal to three times the annual cash retainer (currently $45,000, with the current holding requirement thereby equal to $135,000). Each Covered Director will have three years from the later of (i) the adoption of the policy and (ii) election to the Board of Directors to acquire such shares. Covered Directors have three years from their initial election to the Board of Directors to attain the holding requirement. If the annual cash retainer is increased during a Covered Director’s service, the Covered Director shall have three years from the date of the increase in the annual cash retainer to acquire the additional stock. Based on the closing price of the Company’s common stock on April 1, 2017, each Covered Director held shares of Expedia common stock with a value significantly greater than $135,000, except Ms. Athey, Mr. von Furstenberg, and Mr. Shean, who were each elected to the Board in December 2015, Mr. Rudin, who was elected to the Board in June 2016, Ms. Clinton, who was elected to the Board in March 2017, and Ms. Coe, who began to receive compensation for her service as an Expedia director (therefore becoming a Covered Director) on January 1, 2016.
Non-Employee Director Deferred Compensation Plan
Under Expedia’s Non-Employee Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units, representing the number of shares of Expedia common stock that could have been purchased on the date such fees would otherwise be payable, or (ii) credited to a cash fund. If any dividends are paid on Expedia common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of the Company, a director will receive (1) with respect to share units, such number of shares of Expedia common stock as the share units represent, and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election.

2016 Director Compensation
Messrs. Diller and Khosrowshahi did not receive compensation for service as directors during 2016. Dr. Malone agreed to forego compensation for his Board service during 2016. The following table shows compensation information for directors who received compensation for their Expedia Board service during 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Susan C. Athey	45,000	249,956	—	294,956
A. George “Skip” Battle(4)	125,000	249,956	—	374,956
Pamela L. Coe(5)	60,000	499,890	—	559,890

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Jonathan L. Dolgen(6)	70,000	249,956	—	319,956
Craig A. Jacobson(7)	130,000	249,956	—	379,956
Victor A. Kaufman(8)	45,000	499,890	—	544,890
Peter M. Kern(9)	140,000	249,956	—	389,956
Scott Rudin(10)	23,859	249,956	—	273,815
Christopher W. Shean	45,000	499,890	—	544,890
José A. Tazón(11)	28,614	249,956	—	278,570
Alexander von Furstenberg(12)	45,000	249,956	—	294,956

(1)	This column reports the amount of cash compensation earned in 2016 for Board and committee service, including amounts deferred at the director’s election.

(2)
Amounts shown reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the directors. Stock awards consist of RSUs valued using the closing price of Expedia common stock on the NASDAQ Stock Market on the first trading day immediately preceding the grant date.

(3)
Each of Messrs. Battle, Dolgen, Jacobson and Kern had 4,938 RSUs outstanding at December 31, 2016. Each of Ms. Athey and Mr. von Furstenberg had 3,588 RSUs outstanding at December 31, 2016. Each of Ms. Coe and Messrs. Shean and Kaufman had 4,596 RSUs outstanding at December 31, 2016. In addition, Mr. Kaufman had 150,000 options to purchase common stock outstanding at December 31, 2016.

(4)	Mr. Battle is the Chairman of the Audit Committee.

(5)	Ms. Coe is a member of the Compensation Committee.

(6)	Mr. Dolgen is Co-Chairman of each of the Compensation and Section 16 Committees.

(7)	Mr. Jacobson is a member of each of the Audit and the Compensation and Section 16 Committees.

(8)	Mr. Kaufman is a member of the Executive Committee.

(9)	Mr. Kern is a Co-Chairman of each of the Compensation and Section 16 Committees and member of the Audit Committee.

(10)	Mr. Rudin was elected to the Board in June 2016.

(11)	Mr. Tazón resigned from the Board in August 2016.

(12)
Mr. von Furstenberg elected to defer his 2015 and 2016 director fees pursuant to Expedia’s Non-Employee Director Deferred Compensation Plan, which is described above. At December 31, 2016, Mr. von Furstenberg held a total of 424.308 share units.

Compensation Committee Interlocks and Insider Participation
The Board of Directors currently has a Compensation Committee consisting of Messrs. Dolgen, Jacobson and Kern and Ms. Coe and a Section 16 Committee consisting of Messrs. Dolgen, Jacobson and Kern. None of Messrs. Dolgen, Jacobson or Kern, or Ms. Coe was an officer or employee of Expedia, formerly an officer of Expedia, or an executive officer of an entity for which an executive officer of Expedia served as a member of the compensation committee or as a director during the one-year period ended December 31, 2016.
Required Vote
At the Annual Meeting, stockholders will be asked to elect fourteen members of the Board of Directors, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation).
Election of Mses. Clinton and Coe, and Messrs. Diller, Kaufman, Khosrowshahi, Dolgen, Malone, Rudin, Shean and von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia common stock and Class B common stock, present in person or represented by proxy, voting together as a single class. Election of Ms. Athey, and Messrs. Battle, Jacobson and Kern as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia common stock, present in person or represented by proxy, voting as a separate class.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

PROPOSAL 2:     ADVISORY VOTE ON EXPEDIA’S EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing stockholders the opportunity to vote at the Annual Meeting to approve, on an advisory or non-binding basis, the compensation of Expedia’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board of Directors. However, our Board and Compensation and Section 16 Committees value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executives.
Although the vote is non-binding, the Compensation Committees and the Board of Directors value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement the Compensation Committees will consider the impact of such vote on its compensation policies and decisions. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”
Expedia’s executive compensation program is designed to attract, retain and motivate highly skilled executives with the business experience and acumen that management and the Compensation Committees believe are necessary for achievement of Expedia’s long-term business objectives. In addition, the executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of Expedia’s stockholders. Please refer to the “Expedia Executive Compensation—Expedia Compensation Discussion and Analysis” section for a detailed discussion of Expedia’s executive compensation practices and philosophy.
Expedia is asking for stockholder approval of the compensation of Expedia’s named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures in the “Expedia Executive Compensation—Expedia Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Expedia’s named executive officers and the policies and practices described in this proxy statement.
Required Vote
At the Annual Meeting, stockholders will be asked to approve, on an advisory basis, the compensation of its named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia common stock and Class B common stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF EXPEDIA’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT IN ACCORDANCE WITH SEC RULES.

PROPOSAL 3:	ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXPEDIA’S EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables Expedia stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of Expedia’s named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years. Expedia is including this proposal as required pursuant to Section 14A of the Securities and Exchange Act of 1934.
After careful consideration of this proposal, Expedia’s Board of Directors has determined that conducting an advisory vote on the compensation of its named executive officers every three years is the most appropriate alternative for Expedia, and therefore Expedia’s Board of Directors recommends that you vote for a three-year interval for the advisory vote on the compensation of its named executive officers.
In formulating its recommendation, Expedia’s Board of Directors considered that a triennial advisory vote on its named executive officer compensation is a reasonable frequency as it is more in line with the long-term nature of Expedia’s equity compensation horizon; it allows for an appropriate interval between the vote and an opportunity to evaluate Expedia’s consideration of the results of the prior vote, thereby enabling Expedia’s stockholders to assess the impact of Expedia’s named executive officer compensation policies and decisions; and it was the frequency supported by a significant majority of the voting power of the shares at the time of the last such vote at the 2011 Annual Meeting of Stockholders. Expedia understands that its stockholders may have different views as to what is the best approach for Expedia and looks forward to hearing from its stockholders at the 2017 Annual Meeting of Stockholders on this proposal.
Required Vote
At the Annual Meeting, stockholders will be asked to choose, on an advisory basis, how frequently they would like to cast an advisory vote on the compensation of Expedia’s named executive officers. Generally, approval of any matter presented to stockholders requires the affirmative vote of a majority of the voting power of the shares of Expedia capital stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class. However, because this vote is advisory and non-binding, if none of the frequency options receives such a majority, the option receiving the greatest number of votes will be considered the frequency recommended by Expedia’s stockholders. Even though this vote will not be binding on Expedia or the Expedia Board of Directors and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, Expedia or the Expedia Board of Directors, the Expedia Board of Directors will take into account the outcome of this vote in making a determination on the frequency at which Expedia will include advisory votes on its named executive officer compensation in Expedia’s proxy statement.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF A THREE-YEAR INTERVAL FOR THE ADVISORY VOTE ON THE COMPENSATION OF EXPEDIA’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was Expedia’s independent registered public accounting firm for the year ended December 31, 2016. The Audit Committee of the Board of Directors has also appointed Ernst & Young LLP as Expedia’s independent registered public accounting firm for the year ending December 31, 2017.
Selection of Expedia’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. If the stockholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without resubmitting the matter to Expedia stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Expedia and its stockholders.
A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.
Required Vote
At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2017. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia common stock and Class B common stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS EXPEDIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

PROPOSAL 5:	STOCKHOLDER PROPOSAL:
REPORTING POLITICAL CONTRIBUTIONS AND EXPENDITURES

The Company is not responsible for the content of this stockholder proposal or supporting statement.
The stockholder proposal set forth below was submitted to the Company by the Comptroller of the State of New York, Thomas P. DiNapoli, as Trustee of the New York State Common Retirement Fund and the administrative head of the New York State and Local Employees’ Retirement System, Division of Corporate Governance, 59 Maiden Lane - 30th Floor, New York, New York 10038, who has provided certification indicating that, as of January 3, 2017 it was the beneficial owner of 259,875 shares of the Company’s common stock, or approximately 0.19% of our outstanding shares, and that it intends to hold at least $2,000 worth of these shares through the date of the 2017 Annual Meeting. The Comptroller has advised the Company that he intends to present the following stockholder proposal at the 2017 Annual Meeting. The proposal is printed exactly as it was submitted.
“Resolved, that the shareholders of Expedia Inc., (“Expedia” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.
Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:
a. The identity of the recipient as well as the amount paid to each; and
b. The title(s) of the person(s) in the Company responsible decision-making.
The report shall be represented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.
Supporting Statement
As long-term shareholders of Expedia, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.
Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.
Publically available records show that Expedia contributed over $1.5 million in corporate funds since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)
However, publically available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations and “social welfare organizations” – organized under section 501(c)(4) of the IRS Code – used for political activities are undisclosed and unknown. This proposal asks the Company to disclose all of its political expenditures, including payments to trade associations and other tax-exempt organizations.
This would bring our Company in line with a growing number of leading companies, including Microsoft Corp., Amazon.com and eBay Inc., that support political disclosure and accountability and present this information on their websites.
The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.”

Board of Directors’ Statement in Opposition
The Board has considered the proposal and while the Board generally supports the proposal’s stated objectives of transparency and accountability, it believes adoption of the proposal is unnecessary and would not be in the best interests of the Company or our stockholders. The Board believes the Company has a responsibility to its stockholders, employees and customers to be engaged in the political process to both protect and promote shared interests. Political contributions of all types are subject to governmental regulation and public disclosure requirements, and the Company is fully committed to complying with all applicable campaign finance laws. However, requiring disclosure of all corporate political contributions, including those made indirectly through trade associations, as requested in this proposal, could place the Company at a competitive disadvantage by revealing its strategies and priorities. Parties with interests adverse to the Company likewise participate in the political process. Accordingly, any expanded disclosure by the Company, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of the Company and our stockholders.
Furthermore, the Board believes that producing the report requested by this proposal would be burdensome and an unnecessary use of the Company’s resources without a commensurate benefit.
At our 2014 annual meeting, more than 75% of the votes cast at the meeting were cast AGAINST a substantially similar proposal, indicating support for the Board’s view that disclosure by the Company, over and above that required by existing governmental regulation and public disclosure requirements, could harm the interests of the Company and our stockholders and undermine our responsibility to our stockholders to be engaged in the political process to both protect and promote shared interests.
In summary, the Board opposes this proposal because the Board believes it already complies with much of what has been requested in the proposal and that the additional activities requested are not warranted at this time.
Required Vote
If properly presented at the Annual Meeting, stockholders will be asked to consider a stockholder proposal on political contributions and expenditures. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia common stock and Class B common stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.
THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REGARDING REPORTING POLITICAL CONTRIBUTIONS AND EXPENDITURES.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the public reporting process and establishing and maintaining an effective system of internal control over financial reporting. The Company’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of the Company’s financial statements to generally accepted accounting principles and applicable rules and regulations, and the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements and related footnotes for the year ended December 31, 2016, together with the results of the assessment of the internal control over financial reporting, with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed under Public Company Accounting Oversight Board (PCAOB) standards. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm as required by PCAOB rules, and has discussed with the independent registered public accounting firm, their independence from the Company and its management. Finally, the Audit Committee has considered the independent registered public accounting firm’s provision of audit and non-audit services to the Company and concluded that the provision of such services is compatible with the independent registered public accounting firm’s independence.
Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.
Members of the Audit Committee:
A. George “Skip” Battle (Chairman)
Craig A. Jacobson
Peter M. Kern

Fees Paid to Our Independent Registered Public Accounting Firm
The following table sets forth aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2016 and 2015.

	2016	2015
Audit Fees(1)	$12,533,000	$9,333,000
Audit-Related Fees(2)	107,000	1,045,000
Total Audit and Audit-Related Fees	12,640,000	10,378,000
Tax Fees(3)	53,000	163,000
Other Fees(4)	38,000	33,000
Total Fees	$12,731,000	$10,574,000

(1)
Audit Fees include fees and expenses associated with the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, statutory audits, reviews of the Company’s periodic reports, accounting consultations, reviews of SEC registration statements and consents and other services related to SEC matters. In addition, Audit Fees in 2016 include $2,397,000 in fees and expenses associated with the initial public offering of trivago N.V. in December 2016, as well as review of (and, in the case of consents and the comfort letter, the issuance of) the related SEC registration statements, consents and comfort letter, accounting consultations and other services related to the offering.

(2)	Audit-Related Fees include fees and expenses for due diligence in connection with acquisitions, and related accounting consultations.

(3)	Tax Fees in 2015 include fees and expenses for permitted tax services primarily in connection with our Orbitz acquisition.

(4)	Other Fees include fees and expenses for professional education offerings to the Company’s employees, as well as access to Ernst & Young LLP’s online research tools.
Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm Fees
The Audit Committee has considered the audit and non-audit services provided by Ernst & Young LLP, as described above, and believes that they are compatible with maintaining Ernst & Young LLP’s independence as the Company’s independent registered public accounting firm.
The Audit Committee has adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence from the Company and its management. Unless a type of service to be provided by the Company’s independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre- approval by the Audit Committee. The payment for any proposed services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.
Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members, and has currently delegated this authority to its Chairman, subject to a limit of $500,000 per approval. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table
The following table presents information as of April 17, 2017 relating to the beneficial ownership of Expedia’s capital stock by (i) each person or entity known to Expedia to own beneficially more than 5% of the outstanding shares of Expedia’s common stock and Class B common stock, (ii) each current director of Expedia, (iii) each named executive officer, and (iv) all executive officers and directors of Expedia, as a group. Unless otherwise indicated, beneficial owners listed in the table may be contacted at Expedia’s corporate headquarters at 333 108th Avenue N.E., Bellevue, Washington 98004. As of April 17, 2017, there were 138,146,990 and 12,799,999 shares of Expedia common stock and Class B common stock, respectively, outstanding.
For each beneficial owner listed, the number of shares of Expedia common stock and the percentage of each such class listed assumes the conversion or exercise of any Expedia equity securities owned by such owner that are or will become exercisable, and the vesting of any Expedia stock options and/or RSUs that will vest, within 60 days of April 17, 2017, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other owner. Shares of Expedia Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Expedia common stock. The percentage of votes for all classes of Expedia’s capital stock is based on one vote for each share of common stock and ten votes for each share of Class B common stock.

	Common Stock			Class B Common Stock			Percent (%) of Votes (All Classes)
Beneficial Owner	Shares		%	Shares		%
Liberty Expedia Holdings, Inc. 12300 Liberty Blvd. Englewood, CO 80112	23,607,025	(1)	15.64	12,799,999	(2)	100	52.15
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	11,274,076	(3)	8.16	—		—	4.24
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	7,697,257	(4)	5.57	—		—	2.89
PAR Investment Partners, L.P. 200 Clarendon Street, Fl 48 Boston, MA 02116	7,100,027	(5)	5.14	—		—	2.67
Barry Diller	29,447,290	(6)	19.46	12,799,999	(2)	100	54.28
Victor A. Kaufman	230,453	(7)	*	—		—	*
Dara Khosrowshahi	1,398,459	(8)	1.01	—		—	*
Susan C. Athey	1,419	(9)	*	—		—	*
A. George “Skip” Battle	40,249	(10)	*	—		—	*
Chelsea Clinton	—		*	—		—	*
Pamela L. Coe	1,531	(11)	*	—		—	*
Jonathan L. Dolgen	66,809	(12)	*	—		—	*
Craig A. Jacobson	36,159	(13)	*	—		—	*
Peter M. Kern	64,174	(14)	*	—		—	*
John C. Malone	—	(15)	*	—		—	*
Scott Rudin	—		*	—		—	*
Christopher W. Shean	1,531	(16)	*	—		—	*
Alexander von Furstenberg	440,971	(17)	*	—		—	*
Mark D. Okerstrom	407,498	(18)	*	—		—	*
Robert J. Dzielak	185,088	(19)	*	—		—	*
Lance A. Soliday	41,319	(20)	*	—		—	*
All executive officers, directors and director nominees as a group (17 persons)	31,923,398	(21)	20.88	12,799,999		100	54.88

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based on information filed on a Schedule 13D with the SEC on November 14, 2016, by Liberty Expedia Holdings and Barry Diller (the “LEXE/Diller 13D”). Consists of (i) 10,807,026 shares of Common Stock held by a wholly owned subsidiary of Liberty Expedia Holdings and (ii) 12,799,999 shares of Class B common stock held by a wholly owned subsidiary of Liberty Expedia Holdings, over which Liberty Expedia Holdings and Mr. Diller may be deemed to share voting power.

(2)
Based on information filed on the LEXE/Diller 13D, consists of 12,799,999 shares of Class B common stock held by a wholly owned subsidiary of Liberty Expedia Holdings, over which Liberty Expedia Holdings and Mr. Diller may be deemed to share voting power.

(3)
Based on information filed on a Schedule 13G with the SEC on February 9, 2017 by The Vanguard Group, reporting sole voting power over 188,383 shares of common stock, shared voting power over 21,883 shares of common stock, sole dispositive power over 11,065,160 shares of common stock and shared dispositive power over 208,916 shares of common stock.

(4)
Based on information filed on a Schedule 13G with the SEC on January 30, 2017 by BlackRock, Inc. reporting sole voting power over 6,863,974 shares of common stock and sole dispositive power over 7,697,257 shares of common stock.

(5)
Based on information filed on a Schedule 13G/A with the SEC on February 14, 2017 by PAR Investment Partners, L.P., PAR Group, L.P. and PAR Capital Management, Inc. reporting sole voting power and sole dispositive power over 7,100,027 shares of common stock.

(6)
Based on information filed on a Form 4 with the SEC on February 24, 2017 by Mr. Diller and on the LEXE/Diller 13D. Consists of (i) 5,063,345 shares of common stock owned by Mr. Diller, (ii) options to purchase 337,368 shares of common stock held by Mr. Diller that are exercisable within 60 days of April 17, 2017, (iii) 439,552 shares of common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, (iv) 10,807,026 shares of common stock held by a wholly owned subsidiary of Liberty Expedia Holdings (see footnote 1 above) and (v) 12,799,999 shares of Class B common stock held by a wholly owned subsidiary of Liberty Expedia Holdings (see footnote 2 above). Excludes shares of common stock and options to purchase shares of common stock held by Mr. Diller’s spouse, as to which Mr. Diller disclaims beneficial ownership.

(7)	Consists of 117,204 shares of common stock held by Mr. Kaufman, options to purchase 112,500 shares of common stock and 749 RSUs that are exercisable or will vest within 60 days of April 17, 2017.

(8)
Consists of (i) 432,348 shares of common stock held by Mr. Khosrowshahi, of which 375,223 shares were pledged as collateral to secure a non-purpose loan account to Morgan Stanley Bank, N.A., (ii) options to purchase 933,611 shares of common stock that are exercisable within 60 days of April 17, 2017 and (iii) 32,500 shares of common stock held by a trust as to which Mr. Khosrowshahi disclaims beneficial ownership.

(9)	Consists of 670 shares of common stock held by Ms. Athey, and 749 RSUs that will vest within 60 days of April 17, 2017.

(10)	Consists of 37,586 shares of common stock held by Mr. Battle, and 2,663 RSUs that will vest within 60 days of April 17, 2017.

(11)
Consists of 782 shares of common stock held by Ms. Coe, and 749 RSUs that will vest within 60 days of April 17, 2017. Excludes shares of common stock and Class B common stock held by Liberty Expedia Holdings, as to which Ms. Coe disclaims beneficial ownership.

(12)
Consists of 63,913 shares of common stock held by Mr. Dolgen, 233 shares of common stock held indirectly by a charitable trust, of which Mr. Dolgen is a trustee and as to which Mr. Dolgen disclaims beneficial ownership, and 2,663 RSUs that will vest within 60 days of April 17, 2017.

(13)	Consists of 33,496 shares of common stock held by Mr. Jacobson, and 2,663 RSUs that will vest within 60 days of April 17, 2017.

(14)
Consists of 61,511.223 (unrounded) shares of common stock held by Mr. Kern, of which 53,635 shares were pledged as collateral to secure a margin loan account to Morgan Stanley Private Bank, N.A., and 2,663 RSUs that will vest within 60 days of April 17, 2017.

(15)	Excludes shares of common stock and Class B common stock held by Liberty Expedia Holdings, as to which Dr. Malone disclaims beneficial ownership.

(16)
Consists of 782 shares of common stock held by Mr. Shean, and 749 RSUs that will vest within 60 days of April 17, 2017. Excludes shares of common stock and Class B common stock held by Liberty Expedia Holdings, as to which Mr. Shean disclaims beneficial ownership.

(17)
Consists of 670 shares of common stock held by Mr. von Furstenberg, 749 RSUs that will vest within 60 days of April 17, 2017, and 439,552 shares held by a private foundation over which Mr. von Furstenberg has certain voting and disposition authority. Excludes shares of common stock and Class B common stock held by Liberty Expedia Holdings, as to which Mr. von Furstenberg disclaims beneficial ownership.

(18)
Consists of 58,748 shares of common stock held by Mr. Okerstrom, of which 32,328 shares were pledged as collateral to secure a margin loan account to Morgan Stanley Private Bank, N.A. and options to purchase 348,750 shares of common stock that are exercisable within 60 days of April 17, 2017.

(19)	Consists of 16,105 shares of common stock held by Mr. Dzielak and options to purchase 168,983 shares of common stock that are exercisable within 60 days of April 17, 2017.

(20)	Consists of 1,415 shares of common stock held by Mr. Soliday and options to purchase 39,904 shares of common stock that are exercisable within 60 days of April 17, 2017.

(21)
Consists of (i) 17,167,886 shares of common stock, (ii) 12,799,999 shares of Class B common stock, (iii) options to purchase 1,941,116 shares of common stock that are exercisable within 60 days of April 17, 2017, and (iv) 14,397 RSUs that will vest within 60 days of April 17, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16(a) of the Exchange Act, Expedia officers and directors and persons who beneficially own more than 10% of a registered class of Expedia’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Expedia with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to Expedia and/or written representations that no additional forms were required, Expedia believes that all of its directors, officers and 10% beneficial holders complied with all of the reporting requirements applicable to them with respect to transactions during 2016, except that due to an administrative error, the September 8, 2016 vesting of RSUs previously granted to Mr. Okerstrom was reported on the Form 4 filed on October 4, 2016.
Information Concerning Executive Officers
Background information about each of Expedia’s current executive officers, who does not also serve as a director of Expedia, is provided below.

Name	Age	Position With Expedia, Inc.
Mark D. Okerstrom	44	Executive Vice President of Operations and Chief Financial Officer
Robert J. Dzielak	46	Executive Vice President, General Counsel and Secretary
Lance A. Soliday	44	Senior Vice President, Chief Accounting Officer and Controller
Mark D. Okerstrom has served as Expedia’s Chief Financial Officer and Executive Vice President of Operations since October 2014, and as Chief Financial Officer and Executive Vice President from September 2011 until October 2014, and Secretary from October 2011 until April 2012. He previously served as Senior Vice President of Corporate Development of Expedia since February 2009. Having joined Expedia in October 2006, Mr. Okerstrom had also previously served as Vice President, Corporate Development until February 2009 and as Senior Director, Corporate Development until February 2008. Prior to joining Expedia, Mr. Okerstrom was a consultant with Bain & Company in Boston and San Francisco, and worked with UBS Investment Bank in London. Prior to that, Mr. Okerstrom practiced as an attorney with the global law firm of Freshfields Bruckhaus Deringer in London. Mr. Okerstrom holds an M.B.A. from Harvard Business School and a law degree from the University of British Columbia. Mr. Okerstrom is currently a member of the Supervisory Board of trivago, N.V.
Robert J. Dzielak has served as Expedia’s Executive Vice President, General Counsel and Secretary since April 2012. Mr. Dzielak had previously served as Expedia’s Senior Vice President and acting General Counsel since October 2011. Since joining Expedia as Assistant General Counsel in April 2006 and through his service as Vice President and Associate General Counsel between February 2007 and October 2011, Mr. Dzielak held primary responsibility for the worldwide litigation portfolio of Expedia and its brands. Prior to joining Expedia, Mr. Dzielak was a partner at the law firm of Preston, Gates and Ellis, LLP (now K&L Gates LLP), where his practice focused on commercial and intellectual property litigation. Mr. Dzielak received his J.D. from The John Marshall Law School.
Lance A. Soliday has served as Expedia’s Senior Vice President, Chief Accounting Officer and Controller since February 2017, and as Vice President, Chief Accounting Officer and Controller from September 2011 until February 2017 and, prior to that, as Senior Director, Financial Reporting since February 2009. Mr. Soliday has previously served as Expedia’s Director, Financial Reporting since December 2006 and Director, Accounting Research since joining Expedia in May 2006. Prior to Expedia, Mr. Soliday held various roles in the finance departments of Amazon.com and Microsoft Corporation. Previously, Mr. Soliday was an accountant with Deloitte & Touche LLP. Mr. Soliday received his bachelor’s degree from Central Washington University and is a certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
This Compensation Discussion and Analysis describes Expedia’s executive compensation program as it relates to the following individuals who were “named executive officers” of Expedia during the fiscal year ended December 31, 2016:

Barry Diller	Chairman/Senior Executive
Dara Khosrowshahi	Chief Executive Officer
Mark D. Okerstrom	Executive Vice President of Operations and Chief Financial Officer
Robert J. Dzielak	Executive Vice President, General Counsel and Secretary
Lance A. Soliday	Senior Vice President, Chief Accounting Officer and Controller
Mr. Kaufman, Expedia’s Vice Chairman, was a named executive officer of Expedia during the fiscal year ended December 31, 2015. Effective January 1, 2016, Mr. Kaufman agreed to forego any compensation for his services as an executive of Expedia and the Board of Directors of Expedia approved an amendment to the Company’s director compensation program to provide that Mr. Kaufman would be entitled receive the same compensation as non-employee directors of Expedia. Compensation paid to Mr. Kaufman for his 2016 Board service is described in the section above entitled “Compensation of Directors.”
Compensation Program Philosophy and Objectives
Expedia’s executive compensation program is designed to attract, motivate, retain and reward highly skilled executives with the business experience and acumen that we believe are necessary for achievement of Expedia’s long-term business objectives. We support a pay for performance culture where employees are rewarded for individual, business and overall company success. The executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of Expedia’s stockholders. To that end, we believe that compensation packages provided to executive officers should include both cash and a significant equity-based component. We evaluate both performance and compensation levels to ensure that:

•	Expedia maintains its ability to attract and retain outstanding employees in executive positions;

•	the compensation provided to Expedia’s executives remains competitive with the compensation paid to similarly situated executives at comparable companies; and

•	Expedia’s compensation programs are applied in an internally consistent manner.
Roles of the Compensation Committee and Section 16 Committee
Expedia has a Compensation Committee and a Section 16 Committee that together have primary responsibility for establishing the compensation of Expedia’s named executive officers.
The Compensation Committee is responsible for (i) administering and overseeing Expedia’s executive compensation program, including salary matters, bonus plans and equity compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act.
The Section 16 Committee is responsible for administering and overseeing matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to executive officers.
The Compensation Committee is appointed by the Board of Directors and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code. The Section 16 Committee is also appointed by the Board of Directors and consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. For the purposes of this Compensation Discussion and Analysis, we refer to the Compensation Committee and Section 16 Committee collectively as the “Compensation Committees.”
During 2016, the Compensation Committee consisted of Ms. Coe, Mr. Dolgen, Mr. Jacobson and Mr. Kern, and the Section 16 Committee consisted of Messrs. Dolgen, Jacobson and Kern. Mr. Dolgen and Mr. Kern are Co-chairmen of the Compensation Committees.

Role of Executive Officers
Expedia management participates in reviewing and refining Expedia’s executive compensation program. Mr. Khosrowshahi and Mr. Diller meet with the Compensation Committees at least annually to discuss compensation packages for the executive team. Mr. Khosrowshahi annually reviews the performance of Expedia and each named executive officer other than himself and Mr. Diller with the Compensation Committees and makes recommendations with respect to the appropriate base salary, annual cash bonus and grants of long-term equity incentive awards. Mr. Diller meets separately with the Compensation Committees to discuss his and Mr. Khosrowshahi’s performance, and to recommend an appropriate compensation package for Mr. Khosrowshahi. The Compensation Committees then discuss each recommendation, with each of Messrs. Diller and Khosrowshahi absent when his respective compensation is discussed. After considering these recommendations and other considerations discussed below, the Compensation Committees determine the annual compensation package for each executive officer.
Role of Compensation Consultants
In connection with the Company’s annual compensation review meetings in each of 2016 and 2017, management retained Compensia, Inc., an independent compensation consulting firm, to conduct an independent review of the prior year’s compensation peer group for positions held by the named executive officers and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for executive officer positions, where available. Compensia also advised the Compensation Committees with regard to the long-term equity awards granted to Mr. Okerstrom in connection with an extension of his employment agreement in the first quarter of 2016, which is discussed below in the section titled “Compensation Program Elements-Equity Compensation-Additional 2016 Equity Awards to Mr. Okerstrom.”
Expedia also regularly uses non-customized survey or other data from a number of compensation consulting firms. A more detailed description of the compensation peer group review and use of survey and other data provided by compensation consultants is included below in the section titled “The Role of Peer Groups, Surveys and Benchmarking.”
Role of Stockholder Say-on-Pay Votes
Expedia provides its stockholders with the opportunity to cast a triennial advisory vote on executive compensation (“say-on-pay”), which reflects the preference expressed by stockholders in 2011 with respect to the frequency of the say-on-pay vote (“say-on-frequency”). At Expedia’s annual meeting of stockholders held in June 2014, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committees believe that the vote reflected stockholder support of Expedia’s approach to executive compensation, and, as such, did not make changes based on the 2014 vote. Stockholders will again have an opportunity to cast both say-on-pay and say-on-frequency votes at the Company’s 2017 annual meeting of stockholders. The Compensation Committees will continue to consider the outcome of say-on-pay votes when making future compensation decisions for executive officers.
Role of Peer Groups, Surveys and Benchmarking
Management considers multiple data sources when reviewing compensation information to ensure that the data reflect compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, management considers the following information, when available, in connection with its recommendations to the Compensation Committees regarding compensation for executive officers:

•	Data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors, and

•	Data regarding compensation for comparable executive officer positions from recent proxy statements and other SEC filings of peer companies, which include:

◦	direct industry competitors,

◦	non-industry companies with which Expedia commonly competes for talent (including both regional and national competitors), and

◦	data regarding compensation levels for all our employees.
When available, management considers competitive market compensation paid by other peer group companies, but does not attempt to maintain a certain target percentile within the peer group or otherwise rely solely on such data when making recommendations to the Compensation Committees regarding compensation for executive officers. Management and the Compensation Committees strive to incorporate flexibility into the compensation programs and the assessment process to respond to and adjust for the evolving business environment and the value delivered by the executive officers.
In light of his role as both Chairman and Senior Executive of Expedia, a separate peer group comprised of executives in comparable roles is considered with respect to Mr. Diller’s compensation. In addition, we review each of our peer groups annually. For both 2016 and 2017, we engaged Compensia to conduct an initial review and make recommendations regarding peer group changes. In each case, the Compensation Committees then considered any proposed changes prior to approving the peer groups for the upcoming year.
2016 Peer Groups
In connection with the Compensation Committees’ approval of executive officer base salary and equity compensation during 2016, which is discussed below in the sections titled “Compensation Program Elements-Base Salary” and “Compensation Program Elements-Equity Compensation,” data regarding compensation for comparable executive officer positions at the following peer companies were considered:
Executive Officer Peer Group (other than Chairman/Senior Executive):

Activision Blizzard, Inc.	priceline.com Incorporated
Adobe Systems Incorporated	Sabre Corporation
Alliance Data Systems Corporation	salesforce.com, inc.
Electronic Arts Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Intuit Inc.	TripAdvisor, Inc.
LinkedIn Corporation	Wyndham Worldwide Corporation
Netflix, Inc.	Yahoo! Inc.
Zillow Group, Inc.
Chairman/Senior Executive Peer Group:

Cablevision Systems Corporation	Linear Technology Corporation
CBS Corporation	Marriott International, Inc.
Charles Schwab	News Corporation
DISH Network Corporation	Twitter, Inc.
Host Hotels & Resorts, Inc.	Starbucks Corporation
Hyatt Hotels Corporation	Viacom Inc.
2017 Peer Groups
In connection with the Compensation Committee’s approval of executive officer cash bonuses for 2016, which were approved in the first quarter of 2017 and are discussed below in the section titled “Compensation Program Elements-Cash Bonuses”, the Compensation Committee considered data from the same peer groups as the prior year, except that eBay, Inc. and PayPal Holdings, Inc. were added to the executive peer group and CBS and Viacom Inc. were removed from the Chairman/Senior Executive peer group.
Compensation Program Elements
General
The primary elements of the executive compensation program are base salary, cash bonus equity compensation, and in certain instances, perquisites and other benefits. The Compensation Committees review these elements in the first quarter of each year in light of Company and individual performance, recommendations from management and other relevant information, including prior compensation history and outstanding long-term compensation arrangements. Management and the Compensation Committees believe that there are multiple, dynamic factors that contribute to success at an individual and business level and have therefore avoided adopting strict formulas and relied primarily on a discretionary approach that allows the Compensation Committees to set executive compensation levels on a case- by-case basis, taking into account all relevant factors.
Following recommendations from management, the Compensation Committees may adjust compensation for executive officers at other times during the year including when executives are hired, when there are significant changes in their responsibilities, in connection with their entry into new or extended employment agreements, or under other circumstances that the Compensation Committees consider appropriate.
Base Salary
Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. An executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within Expedia and similarly situated executives at comparable companies.
Base salary is typically reviewed annually, at the time of the executive’s hire, promotion or expansion in responsibilities, or entry into a multi-year employment agreement, at which time management makes recommendations to the Compensation Committee based on consideration of a variety of factors, including:

•	the executive’s total compensation relative to other executives in similarly situated positions;

•	individual performance of the executive;

•	the executive’s responsibilities, prior experience, and individual compensation history, including any additional compensation such as signing bonuses or relocation benefits;

•	the terms of the executive’s employment agreement, if any;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.
In February 2016, based on management’s recommendation, the Compensation Committee approved an increase in Mr. Soliday’s base salary from $250,000 to $285,000 in connection with the 2016 annual compensation review. Other than Mr. Soliday, the base salaries of the named executive officers were unchanged in connection with the 2016 annual compensation review.
Cash Bonuses
Cash bonuses are granted to recognize and reward an individual’s annual contribution to Company performance. Bonus target percentages for executive officers, other than the Chairman/Senior Executive and the Chief Executive Officer, are generally established by the Compensation Committee, based on the recommendation of management, at the time of the executive’s hire, promotion, expansion in responsibilities, or entry into a multi-year employment agreement, and are reviewed each year by the Chief Executive Officer with the approval of the Chairman/ Senior Executive and the Compensation Committee. In addition to annual bonuses related to performance, management may also recommend that the Compensation Committee grant bonuses to new executive officers upon hire or existing executive officers upon promotion. Expedia utilizes new hire bonuses to help attract highly skilled executives to Expedia and to offset an executive’s loss of incentive compensation from a prior employer.
When approving annual bonuses for executive officers, the Compensation Committee has adopted a two-step process. At the beginning of each year, the Compensation Committee establishes performance goals, which historically have been tied to the achievement of either stock price performance or worldwide hotel bookings during the forthcoming year, and maximum bonus amounts. In general, the performance goals reflect the minimally acceptable Company performance that must be achieved in order for any amount of cash bonuses to be awarded to the executive officers, but with respect to which there is substantial uncertainty when established. These performance goals and maximum bonus amounts are primarily designed to permit Expedia to deduct executive officer compensation for federal income tax purposes in accordance with Section 162(m) of the Internal Revenue Code. However, satisfaction of the applicable performance targets does not obligate the Compensation Committee to approve any specific bonus amount for any executive officer and the Compensation Committee has historically reduced the maximum amount based on a discretionary assessment that takes into account a variety of factors, including:

•	Expedia’s business and financial performance, including year-over-year performance;

•	the executive’s target cash bonus percentage, if any;

•	the executive’s individual performance;

•	the terms of the executive’s employment agreement or separation arrangements, if applicable;

•	the overall funding of the cash bonus pool;

•	amount of bonus relative to other Company executives;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Chief Executive Officer and Chairman/Senior Executive, which do not include recommendations regarding their own compensation.
Neither Mr. Diller, as Chairman/Senior Executive, nor Mr. Khosrowshahi, as Chief Executive Officer, has a target cash bonus percentage. Messrs. Okerstrom and Dzielak each have a target cash bonus of 100% of their respective base salaries and Mr. Soliday has a target cash bonus of 40% of his base salary.
2016 Annual Cash Bonuses: For 2016 annual bonuses, the Compensation Committee conditioned payment of bonuses to executive officers on attaining:

•
Worldwide hotel room night bookings (room nights stayed basis) of Expedia on a consolidated basis in any of the three consecutive calendar quarters beginning with the second quarter of 2016 must be at least 5% higher than worldwide hotel bookings in the corresponding calendar quarter twelve months before, excluding the benefit of any acquisitions by the Expedia during such period; or

•
On at least 30 trading days during the period beginning February 26, 2016 through December 31, 2016, the closing price per share of Expedia’s common stock must exceed by at least 5% the closing price of Expedia’s common stock on February 25, 2016, which was $105.13, taking into account any Share Change or Corporate Transaction (each as defined in the Expedia 2005 Plan).

The stock price performance and hotel bookings goals were met, as determined by the Compensation Committee during the third quarter of 2016. On February 28, 2017, the Compensation Committee exercised its right to reduce bonus amounts for each individual executive officer from the maximum level established. The Committee considered a variety of factors when approving 2016 bonuses, including the factors noted above, as well as:

•
Solid financial performance: The Company’s financial performance was generally solid during 2016 compared to the strong performance for the prior year, including a 32% increase in revenue, excluding eLong, Inc. (14% excluding the impact of acquisitions) and a 39% increase in Adjusted EBITDA, excluding eLong, Inc. (2% excluding the impact of acquisitions).

•
Integration of Acquisitions: The Company completed the migration of the Orbitz Worldwide business onto the Expedia platform and made substantial progress on the HomeAway business’s transition to a transactional business model.

•
Completion of trivago IPO: In December 2016, trivago (Expedia’s majority-owned hotel metasearch company) successfully completed its initial public offering. trivago continued to deliver strong financial results for 2016, including a 53% increase in revenue compared to the prior year.

•
Successful Supply Initiatives: The Company continued to expand its supply footprint and functionality, including growing hotel and accommodation supply count to over 350,000 properties compared to almost 270,000 at the end of 2015 and launching Expedia Accelerator, a program that allows partners to compete for placement in search results on the Company’s websites.

2016 bonuses for each of Messrs. Diller, Khosrowshahi, Okerstrom and Dzielak were significantly lower than the prior year. While the Company met its overall profit targets for 2016, it fell short of internal room nights and market share expectations, resulting in generally lower annual bonus payments for senior management. Mr. Soliday’s 2016 bonus was slightly higher than the prior year, but represented a lower percentage of his salary as compared to the prior year. Executive officer bonuses tend to be highly variable from year-to-year depending on the performance of the Company and, in certain circumstances, individual performance. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company's goals.
The cash bonuses described above are reflected in the “Bonus” column of the table titled “2016 Summary Compensation Table” in the section below titled “Executive Compensation.”
Equity Compensation
Equity compensation is designed to align executive compensation with the interests of stockholders and the long-term performance of Expedia. Equity compensation awards link compensation to financial performance because the value of equity awards depends on Expedia’s stock price. Equity compensation awards are also an important employee retention tool because they generally vest over a multi-year period, subject to continued service by the award recipient.
The Compensation Committees, based on management’s recommendations, generally utilize awards of stock options as Expedia’s primary equity compensation vehicle for executives, but have also awarded restricted stock units at the time of hire to replace forfeited equity of a prior employer and pursuant to individually negotiated arrangements and special circumstances. Stock options are favored because the value from stock option awards is directly dependent on appreciation in the Company’s stock price and therefore provides an objectively measurable goal. In connection with the 2017 annual compensation review process, the Company introduced a new program that permits employees below senior management levels to elect to receive equity compensation in the form of stock options, restricted stock units, or a combination of both. The equity choice program was intended to differentiate Expedia in the marketplace to attract and retain top employee talent, to allow employees below senior management to structure their equity awards to conform to their particular risk tolerance profile, and to further promote employee engagement. Senior management, including all executive officers, was not eligible to participate in the equity choice program and stock options remained the primary equity compensation vehicle for those employees.
Equity awards are typically granted to executive officers upon hire, promotion, in connection with the Company’s annual compensation review or entry into a multi-year employment agreement. Management generally recommends annual equity awards in the first quarter of each year when the Compensation Committees meet to make determinations regarding annual bonuses for the last completed fiscal year and to set compensation levels for the current fiscal year. The meeting at which the Compensation Committees approve these awards is generally scheduled several months in advance and timed to occur after the public disclosure of Expedia’s prior year financial statements.
The Compensation Committees review various factors considered by management when establishing the Expedia-wide equity grant pool, including:

•	Expedia’s business and financial performance, including year-over-year performance;

•	dilution rates, taking into account projected headcount changes and employee turnover;

•	non-cash compensation as a percentage of adjusted EBITDA;

•	equity compensation utilization by peer companies;

•	general economic conditions; and

•	competitive compensation market data regarding award values.
For specific grants to executive officers, management makes recommendations to the Section 16 Committee based on a variety of factors, including:

•	individual performance and future potential of the executive;

•	the overall size of the equity grant pool;

•	award value relative to other Company executives;

•	the value of previous grants and amount of outstanding unvested equity awards;

•	competitive compensation market data, where comparable; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.
After review and consideration of management’s recommendations, the Section 16 Committee decides whether to approve the grants of equity compensation to executive officers and the Compensation Committee decides whether to approve grants of equity compensation to non-executive officers.
2016 Annual Review Equity Awards:  On February 25, 2016, each of the named executive officers other than Mr. Khosrowshahi received an award of stock options that vest in equal installments on the first four anniversaries of the grant date. In March 2015, Mr. Khosrowshahi entered into a long-term employment agreement with the Company that continues until September 30, 2020 and received a grant of time-vesting and performance-based stock options. At that time, Mr. Khosrowshahi and the Committees agreed that Mr. Khosrowshahi was not expected to receive additional equity compensation for the term of his employment agreement, though the Committees retain the discretion to grant equity awards as they deem appropriate, including to Mr. Khosrowshahi. Consistent with this arrangement, Mr. Khosrowshahi did not receive a 2016 annual review equity award.

The exercise price for 2016 annual stock option awards to named executive officers is $105.13 (the closing price of Expedia’s common stock on the date of grant), and each stock option has a seven-year term. In approving the stock option awards, the Section 16 Committee considered, with input from Mr. Khosrowshahi in the case of Messrs. Dzielak, Okerstrom and Soliday, the individual performance of each executive and the factors described above in relation to the establishment of the Expedia-wide equity grant pool and specific equity award grants. The Section 16 Committee also gave particular consideration to the following factors:

•	with respect to Mr. Diller, his role in providing strategic direction for the Company overall; and

•	with respect to Messrs. Okerstrom, Dzielak and Soliday their respective roles in overseeing the acquisition and ongoing integration of newly acquired businesses.
Additional 2016 Stock Option Awards to Mr. Okerstrom: On March 7, 2016, the Company entered into an amendment to the Company’s existing employment agreement with Mr. Okerstrom. Mr. Okerstrom’s employment agreement was set to expire on March 7, 2017 and the amended employment agreement has a three-year term expiring on March 7, 2019. Under the terms of Mr. Okerstrom’s amended employment agreement, he will continue to receive his current $750,000 base salary and be entitled to receive an annual discretionary bonus. Mr. Okerstrom will also continue to be entitled to receive the severance benefits described below in the section below titled “-Severance” and will continue to be restricted from competing with the Company and from soliciting Company employees and business partners during the eighteen-month period following his termination of employment for any reason.
In connection with Mr. Okerstrom’s agreement to extend the term of his employment agreement, and based on the recommendation of management, the Section 16 Committee also approved the following long-term equity awards to Mr. Okerstrom:

•
an award of 225,000 stock options that vest 50% on each of the third and fifth anniversaries of the date of grant, subject to Mr. Okerstrom’s continued employment with the Company (the “Okerstrom Cliff Vest Options”); and

•
an award of 175,000 stock options that are subject to Mr. Okerstrom’s continued employment with the Company and satisfaction of a stock price goal of $180.00 (a 71% increase to the closing price of Expedia’s common stock on the date of grant), measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2021 (the “Okerstrom Performance Options” and together with the Cliff Vest Options, the “Okerstrom Stock Option Awards”).

The exercise price for the Okerstrom Stock Option Awards is $105.39 (the closing price of Expedia’s common stock on the date of grant), and each stock option has a seven-year term. Upon a termination of Mr. Okerstrom’s employment by the Company without cause (other than by reason of his death or disability) or resignation by Mr. Okerstrom for good reason, the Okerstrom Stock Option Awards will vest on a pro rated basis for each full month from the date of grant to the first anniversary of the termination date and, in the case of the Performance Options, subject to the achievement of the stock price goal. In the event of a Change in Control, the Okerstrom Stock Option Awards will vest in full as described in the section below titled “-Change in Control.”
To assist the Committees, the Company engaged Compensia to evaluate various long-term incentive alternatives and make recommendations to the Committees. In finalizing the structure of the Okerstrom Stock Option Awards, the Committees took into account a variety of factors, including:

•	competitive pay and performance data among a comparator group of companies;

•	Mr. Okerstrom’s existing unvested equity holdings;

•	the additional incentive to create significant shareholder value by virtue of the stock price performance goal applicable to the Okerstrom Performance Options; and

•
the Committees’ substantial desire to retain Mr. Okerstrom’s services for the long-term, as reflected in the extended vesting schedule for both the Okerstrom Cliff Vest Options and the Okerstrom Performance Options.

The 2016 equity grants to the named executive officers, including the Okerstrom Stock Option Awards, are reflected in the table titled “2016 Grants of Plan- Based Awards” in the section below titled “Executive Compensation.”
Other Compensation
In addition to the primary elements of compensation (base salary, cash bonuses and equity awards) described above, the named executive officers may also receive compensation in the following forms:

•
401(k) Match: Executives who participate in Expedia’s 401(k) Retirement Program are eligible for Company matching contributions (as are all domestic Expedia employees). Expedia matches 50% of each dollar a participant contributes, up to the first 6% of eligible compensation, subject to applicable Internal Revenue Service limits.

•
Personal Use of Corporate Aircraft: Executives may receive benefits attributable to the personal use of certain aircraft, including aircraft jointly owned by Expedia and IAC. Pursuant to Company policy, Mr. Diller is required to travel on corporate aircraft for business and personal purposes, and Mr. Khosrowshahi and other senior executives are encouraged to travel on corporate aircraft for business and personal purposes when doing so would serve the interests of the Company. In addition to serving general security interests, this means of travel permits Mr. Diller and Mr. Khosrowshahi and other executives to travel non-stop and without delay, to remain in contact with Expedia while traveling, to change plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by email or in person. These interests are furthered on both business and personal flights, as Mr. Diller, Mr. Khosrowshahi and other executives typically provide services to Expedia while traveling in either case. Nonetheless, the incremental cost to Expedia of executive’s travel for personal purposes during 2016 is reflected as compensation from Expedia. For personal use of Company-owned aircraft during 2016, Mr. Khosrowshahi offset the cost to the Company at the maximum rates allowable under applicable rules of the Federal Aviation Administration.

In addition, in light of Mr. Diller’s senior role at both companies, Expedia and IAC have agreed to share certain expenses associated with the provision of personal benefits to Mr. Diller, including the use of automobiles for personal purposes and certain office space and IT equipment used by individuals who work for Mr. Diller personally. Expedia and IAC each cover 50% of the costs, which reflects the current allocation of actual time spent by Mr. Diller between the two companies.
Stock Ownership & Hedging Policies
Stock Ownership Policy
To further align the interests of Expedia senior management and Expedia stockholders, the Executive Committee of the Board of Directors adopted a Stock Ownership Policy, effective October 26, 2009. The Stock Ownership Policy specifies a number of shares that the Chief Executive Officer and members of the Company’s senior leadership team are expected to accumulate and hold by the later of five years from the date of hire or promotion into an eligible position or September 30, 2016. Unexercised stock options and unvested RSUs are not counted toward compliance with the minimum stockholding target.
The Stock Ownership Policy also includes stock retention provisions. Prior to the Ownership Target Date, if eligible executives have not met their stockholding requirement, they are required to retain 25% of the net shares received from any exercised options or any vested RSUs until they have met their stockholding target. Net shares are the shares remaining after payment of the exercise price and/or withholding of taxes. If executives subject to the Policy have not met their stockholding requirement on the Ownership Target Date, the net-share retention percentage may be increased until they have met their minimum stockholding target. The Stock Ownership Policy minimum stockholding target is 200,000 shares for Mr. Khosrowshahi, 60,000 shares for Messrs. Dzielak and Okerstrom and 7,500 shares for Mr. Soliday. Mr. Khosrowshahi holds shares significantly in excess of his minimum target. Messrs. Dzielak, Okerstrom and Soliday are in compliance with the Stock Ownership Policy, but have not yet met their respective ownership target holdings and remain subject to stock retention provisions.
Hedging Policy
The Expedia, Inc. Securities Trading Policy prohibits employees, including executive officers, from engaging in short sales with respect to Expedia securities or the purchase, sale or issuance of options or rights relating to Expedia securities. This prohibition extends to various forms of hedging or monetization transactions.
Tax Matters
Section 162(m) of the Code generally permits a tax deduction to public corporations for compensation over$1 million paid in any fiscal year to a corporation’s chief executive officer and certain other highly compensated executive officers only if the compensation qualifies as being performance-based under Section 162(m). Expedia endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting Expedia’s compensation objectives.
Nonetheless, deductibility under Section 162(m) of the Code is one of many factors the Compensation Committees take into account in determining executive officer compensation. From time to time certain nondeductible compensation may be paid and the Board of Directors and the Compensation Committees reserve the authority to award nondeductible compensation to executive officers in appropriate circumstances. It is possible that some compensation paid pursuant to certain equity awards that have already been granted may be nondeductible as a result of Section 162(m). Additionally, under applicable Internal Revenue Service rules, the personal use of corporate aircraft leads to a disallowance of the deduction by Expedia for tax purposes of certain airplane-related costs.
For purposes of allowing Expedia to deduct employee compensation in accordance with Section 162(m), the Compensation Committees made all annual bonuses payable to named executive officers for 2016 subject to the satisfaction of the performance goals described in the sections above titled “Compensation Program Elements-Cash Bonuses.”
Change in Control
Under the Expedia 2005 Plan, certain executive officers are entitled to accelerated vesting of equity awards in the event of a change in control of Expedia. In addition, vesting for certain time-vesting and performance-based options awarded to Mr. Khosrowshahi in March 2015 (the “2015 Khosrowshahi Stock Option Awards”) would also accelerate upon the acquisition for cash by Liberty Interactive or any of its Affiliates of beneficial ownership of 100% of the Outstanding Company Voting Securities (as defined in the Expedia 2005 Plan).
The Compensation Committees believe that accelerated vesting of equity awards in connection with change in control transactions would provide an incentive for these executives to continue to help execute successfully such a transaction from its early stages until closing.
For a description and quantification of these change in control benefits, please see the section below titled “Executive Compensation-Potential Payments Upon Termination or Change in Control.”
Severance
Expedia has entered into an employment agreement with each of Messrs. Dzielak, Khosrowshahi and Okerstrom, pursuant to which, in the event of a qualifying termination and subject to the executive executing a release of claims agreement:

•
Expedia will continue to pay base salary through the longer of the end of the term of the employment agreement (subject to a maximum of 36 months for Mr. Khosrowshahi only) and 12 months (payable in equal biweekly installments);

•
Expedia will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which termination of employment occurs (payable in a lump sum at the time such annual bonus would otherwise have been paid);

•	Expedia will pay an amount equal to COBRA health insurance coverage for a period of 12 months (for Messrs. Khosrowshahi and Dzielak, payable in a lump sum, and for Mr. Okerstrom, payable monthly);

•
except as described below with respect to the 2015 Khosrowshahi Stock Option Awards and the 2016 Okerstrom Stock Option Awards, all equity holdings that otherwise would have vested during the 12-month period following termination of employment will accelerate, provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually; and

•
Messrs. Dzielak, Khosrowshahi and Okerstrom will have 18 months following the date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

Upon a termination of Mr. Khosrowshahi’s employment by the Company without cause (other than by reason of his death or disability) or resignation by Mr. Khosrowshahi for Good Reason, the 2015 Khosrowshahi Stock Option Awards will vest on a pro rated basis for each full month from the date of grant to the first anniversary of the termination date and, in the case of such options subject to satisfaction of a stock price goal, subject to the achievement of such stock price goal. For the purposes of the 2015 Khosrowshahi Stock Option Awards only, the definition of good reason includes (in addition to other triggers) the current Chairman and Senior Executive no longer serving in that or a similar role and either (i) beneficially owning equity securities representing less than 35% of the Company voting power or (ii) beneficially owning equity securities representing at least 35% of the Company voting power and another stockholder holding securities of the Company representing a greater voting power.
Upon a termination of Mr. Okerstrom’s employment by the Company without cause (other than by reason of his death or disability) or resignation by Mr. Okerstrom for Good Reason, the 2016 Okerstrom Stock Option Awards will vest on a pro rated basis for each full month from the date of grant to the first anniversary of the termination date and, in the case of such options subject to satisfaction of a stock price goal, subject to the achievement of such stock price goal.

In addition, Messrs. Dzielak, Khosrowshahi and Okerstrom will be restricted from competing with the Company and from soliciting Company employees and business partners during a period (the longer of the term of their employment agreement and eighteen months in the case of Messrs. Dzielak and Okerstrom and twenty-four months in the case of Mr. Khosrowshahi), following termination of their employment for any reason.
Any cash payments made in connection with the provisions described above shall be offset by any cash amounts earned from another employer during the applicable time period. The foregoing arrangements are intended to attract and retain qualified executives who may have other employment alternatives that may appear to them to be less risky absent these arrangements.

COMPENSATION COMMITTEE REPORT

The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on this review and discussions with management, the Compensation Committees recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in the Company’s 2017 proxy statement.
Members of the Compensation Committee:
Jonathan L. Dolgen (Co-Chairman)
Peter M. Kern (Co-Chairman)
Pamela L. Coe
Craig A. Jacobson
Members of the Section 16 Committee:
Jonathan L. Dolgen (Co-Chairman)
Peter M. Kern (Co-Chairman)
Craig A. Jacobson

EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The table below sets forth certain information regarding the compensation earned during the fiscal year ended December 31, 2016 by the following “named executive officers”: (i) Expedia’s Chief Executive Officer and Chief Financial Officer; and (ii) three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Barry Diller	2016	465,000	1,000,000	—	6,465,841	618,785	8,549,626
Chairman and Senior Executive	2015	465,000	2,000,000	—	6,505,933	952,863	9,923,796
	2014	465,000	2,500,000	—	3,782,934	848,290	7,596,224

Dara Khosrowshahi	2016	1,000,000	1,375,000	—	—	73,688	2,448,688
Chief Executive Officer	2015	1,000,000	2,750,000	—	90,845,602	7,950	94,603,552
	2014	1,000,000	3,500,000	—	5,119,089	23,317	9,642,406

Mark D. Okerstrom	2016	750,000	750,000	—	16,632,057	54,333	18,186,390
Executive Vice President of Operations and Chief Financial Officer	2015	750,000	1,750,000	—	3,347,118	21,853	5,868,971
	2014	644,712	1,500,000	999,935	3,775,328	10,800	6,930,775

Robert J. Dzielak	2016	575,000	575,000	—	2,031,978	5,683	3,187,661
Executive Vice President, General Counsel and Secretary	2015	550,962	900,000	1,080,954	1,891,849	7,950	4,431,715
	2014	450,000	600,000	—	1,663,704	6,404	2,720,108

Lance A. Soliday	2016	278,269	110,000	—	224,243	6,012	618,524
Senior Vice President, Chief Accounting Officer and Controller

(1)	Reflects base salary earned during the relevant fiscal year.

(2)
The amounts in the Bonus column reflect annual cash bonuses paid to named executive officers for performance in the relevant fiscal year. See the section above titled “Compensation Discussion and Analysis—Compensation Program Elements—Cash Bonuses” for a description of the 2016 cash bonuses that were paid in 2017.

(3)
Includes aggregate grant date fair value of awards granted in the year indicated, computed in accordance with FASB ASC Topic 718. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be recognized by the named executive officers. Stock Awards consist of restricted stock units valued using the closing price of Expedia common stock on the NASDAQ Stock Market on the day immediately preceding the grant date. Option Awards consist of stock options valued using a Black-Scholes model, or in the case of the Performance Options granted to Mr. Khosrowshahi on March 31, 2015 and to Mr. Okerstrom on March 7, 2016, the Monte Carlo valuation model was used. For details regarding the assumptions used to calculate these amounts in 2016, see footnote 2 to the table below entitled, "2016 Grants of Plan-Based Awards."

(4)	Additional information regarding certain components of amounts reflected in the “All Other Compensation” is as follows:

	Barry Diller	Dara Khosrowshahi	Mark D. Okerstrom	Robert J. Dzielak	Lance A. Soliday
Corporate Aircraft(a)	$556,043	$66,700	$46,383	—	—
401(k) Company Match(b)	—	$6,988	$7,950	$5,683	$6,012
Miscellaneous(c)	$62,742	—	—	—	—

(a)
Reflects the incremental cost to Expedia for personal use of corporate aircraft, including aircraft jointly owned by each of Expedia and IAC (or charter aircraft in the event either of the jointly-owned aircraft is temporarily unavailable). In 2016, the incremental cost to Expedia for Messrs. Diller, Khosrowshahi and Okerstrom’s

personal use of these aircraft is based on the average variable operating cost to Expedia. Variable operating costs include fuel, certain maintenance costs, navigation fees, onboard catering, landing fees, crew travel expenses and other miscellaneous variable costs. For the jointly-owned aircraft, the total annual variable costs are divided by the annual number of hours such aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use (for the jointly-owned aircraft, including flights to the hangar or other locations without passengers, commonly referred to as “deadhead” flights), to derive the incremental cost. We do not include fixed costs that do not change based on usage, such as pilots’ salaries, purchase costs, insurance, scheduled maintenance and non-trip-related hangar expenses in the case of the jointly-owned aircraft, and purchase costs and management fees in the case of the fractional interest aircraft. For personal use of the corporate aircraft during 2016, Mr. Khosrowshahi reimbursed the Company up to the maximum amount permitted under Federal Aviation Administration regulations. Executive officers occasionally have family members or other guests accompany them on business and personal trips, at minimal incremental cost to the Company. While travel by family members or other guests does not result in any incremental cost to the Company, such travel does result in the imputation of taxable income to such executive officers, the amount of which is calculated in accordance with applicable IRS regulations. See the section above titled “Compensation Discussion and Analysis- Compensation Program Elements-Other Compensation” for a description of the Company’s policy regarding the personal use of Company aircraft by executive officers.

(b)
Represents matching contributions of Expedia under the Expedia 401(k) Retirement Savings Plan. Under this plan as in effect through December 31, 2016, Expedia matches $0.50 for each dollar a participant contributes, up to the first 6% of eligible compensation, subject to limits imposed by the Internal Revenue Code.

(c)
Represents the total amount of other benefits provided to Mr. Diller, none of which individually exceeded 10% of the total value of all perquisites and personal benefits. In connection with the IAC/Expedia Spin-Off, Expedia and IAC agreed that, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources for the benefit of both companies, certain expenses associated with such usage would be shared between Expedia and IAC. Mr. Diller is provided with the use of certain automobiles for business and personal purposes and certain IAC-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. In 2016, Expedia and IAC covered 50% and 50% of these costs, respectively.

2016 Grants of Plan-Based Awards
During fiscal year 2016, the Compensation Committee or Section 16 Committee, as appropriate, approved stock option awards to the named executive officers as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise Price or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Option Awards ($)(2)
Barry Diller	02/25/2016	150,000	$105.13	$105.13	$6,465,841
Dara Khosrowshahi	—	—	—	—	—
Mark D. Okerstrom	02/25/2016	115,000	105.13	105.13	3,338,249
Mark D. Okerstrom-Cliff Vest Options	03/07/2016	225,000	105.39	105.39	7,678,058
Mark D. Okerstrom-Performance Options	03/07/2016	175,000	105.39	105.39	5,615,750
Robert J. Dzielak	02/25/2016	70,000	105.13	105.13	2,031,978
Lance A. Soliday	02/25/2016	7,725	105.13	105.13	224,243

(1)
Mr. Khosrowshahi did not receive any equity awards in 2016. Except for the stock options granted to Mr. Okerstrom on March 7, 2016, all options have a seven-year term and vest in four equal installments commencing on the first anniversary of the grant date. The award of 225,000 stock options granted on March 7, 2016 to Mr. Okerstrom are subject to his continued employment with the Company and vest 50% on each of the third and fifth anniversaries of the date of grant. The award of 175,000 stock options granted on March 7, 2016 to Mr. Okerstrom are also subject to his continued employment with the Company and satisfaction of a stock price goal of $180, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2021.

(2)
These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. For stock options, reflects the full grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology, except for Performance

Options granted to Mr. Okerstrom on March 7, 2016, which uses the Monte Carlo valuation model. The Black-Scholes model incorporates various other assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility of our common stock and other relevant factors. The expected term is based on our historical experience and on the terms and conditions of the stock option awards granted to employees. For option awards granted to the named executive officers during 2016, the Black-Scholes and Monte Carlo option pricing model assumptions were as follows:

	Grant Date	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
Barry Diller	02/25/2016	7.00	1.38	42.67	0.91
All other named executive officers	02/25/2016	4.00	0.94	38.99	0.91
Mark D. Okerstrom-Cliff Vest Options	03/07/2016	4.00	1.34	40.39	0.91
Mark D. Okerstrom-Performance Options	03/07/2016	5.57	1.50	39.82	0.91
Outstanding Equity Awards at 2016 Year-End
The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2016. The market value of the RSUs is based on the closing price of Expedia common stock on the NASDAQ Stock Market on December 30, 2016, the last trading day of the year, which was $113.28.

		Option Awards						Stock Awards
								Equity Incentive Plan Awards:
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Barry Diller	02/23/2010	99,737	(2)	—		21.21	02/23/2017	—		—
	03/01/2011	49,868	(3)	—		18.63	03/01/2018	—		—
	03/13/2013	75,000		25,000	(4)	65.75	03/13/2020	—		—
	02/26/2014	50,000		50,000	(4)	78.52	02/26/2021	—		—
	02/27/2015	37,500		112,500	(5)	91.75	02/27/2022	—		—
	02/25/2016	—		150,000	(5)	105.13	02/25/2022	—		—

Dara Khosrowshahi	02/23/2010	140,317	(2)	—		21.21	02/23/2017	—		—
	03/01/2011	158,611	(3)	—		18.63	03/01/2018	—		—
	07/31/2012	300,000	(6)	—		56.99	07/31/2019	—		—
	03/13/2013	150,000		50,000	(4)	65.75	03/13/2020	—		—
	02/26/2014	100,000		100,000	(4)	78.52	02/26/2021	—		—
	02/27/2015	62,500		187,500	(5)	91.75	02/27/2022	—		—
	03/31/2015	—		1,600,000	(7)	95.00	03/31/2022	—		—
	03/31/2015	—		1,100,000	(8)	95.00	03/31/2022	—		—

Mark D. Okerstrom	02/28/2012	50,000	(9)	—		33.79	02/28/2019	—		—
	03/13/2013	75,000		25,000	(4)	65.75	03/13/2020	—		—
	02/26/2014	50,000		50,000	(4)	78.52	02/26/2021	—		—
	03/06/2014	25,000		25,000	(4)	74.71	03/06/2021	—		—
	09/08/2014	—		—		—	—	5,691	(10)	644,676
	02/27/2015	28,750		86,250	(5)	91.75	02/27/2022	—		—
	02/25/2016	—		115,000	(5)	105.13	02/25/2023	—		—
	03/07/2016	—		225,000	(11)	105.39	03/07/2023	—		—
	03/07/2016	—		175,000	(12)	105.39	03/07/2023	—		—

		Option Awards						Stock Awards
Robert J. Dzielak	02/28/2012	5,000	(9)	—		33.79	02/28/2019	—		—
	05/09/2012	12,500	(13)	—		41.14	05/09/2019	—		—
	03/13/2013	35,233		17,500	(4)	65.75	03/13/2020	—		—
	02/26/2014	32,500		32,500	(4)	78.52	02/26/2021	—		—
	02/27/2015	16,250		48,750	(5)	91.75	02/27/2022	—		—
	02/27/2015	—		—		—	—	8,694	(10)	984,856
	02/25/2016	—		70,000	(5)	105.13	02/25/2023	—		—

Lance A. Soliday	03/01/2011	6,873	(3)	—		18.63	03/01/2018	—		—
	02/28/2012	11,600	(9)	—		33.79	02/28/2019	—		—
	03/13/2013	6,750		2,250	(4)	65.70	03/13/2020	—		—
	02/26/2014	4,500		4,500	(4)	78.52	02/26/2021	—		—
	02/27/2015	1,875		5,625	(5)	91.75	02/27/2022	—		—
	02/25/2016	—		7,725	(5)	105.13	02/25/2023	—		—

(1)
Represents the date on which the original grant was approved by the applicable compensation committee. All share and per share amounts have been adjusted to reflect Expedia’s one-for-two reverse stock split effected and the impact of the TripAdvisor Spin-Off, both completed on December 20, 2011.

(2)	Options vested in full on February 23, 2014, the fourth anniversary of the grant date.

(3)	Options vested in full on March 1, 2015, the fourth anniversary of the grant date.

(4)	Options vest in four equal installments commencing on the first anniversary of the grant date.

(5)	Options vest in four equal installments commencing on February 15 in each of the first four years following the grant date.

(6)	Options vested in full on July 31, 2016, the fourth anniversary of the grant date.

(7)	Options vest in two equal installments on March 31, 2018 and March 31, 2020.

(8)
Options to vest in one installment on September 30, 2020, subject to satisfaction of a stock price goal of $170, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2020.

(9)	Options vested in full on February 28, 2016, the fourth anniversary of the grant date.

(10)
RSUs will vest in full in four equal installments commencing on the first anniversary of the grant date, and are subject to the achievement of performance goals relating either to stock price performance or worldwide hotel bookings, which goals have been satisfied.

(11)	Options vest in two equal installments on March 7, 2016 and March 7, 2021.

(12)
Options vest in one installment on September 7, 2021, subject to satisfaction of a stock price goal of $180, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2021.

(13)	Options vested in full on May 9, 2016, the fourth anniversary of the grant date.
2016 Option Exercises and Stock Vested
The following table provides information regarding Expedia stock options (unless otherwise noted) exercised by and Expedia restricted stock unit awards vested for the named executive officers during 2016.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Barry Diller	24,935	(4)	2,523,921	—	—
Dara Khosrowshahi	135,000		14,015,504	—	—
Mark D. Okerstrom	63,218		5,209,533	2,845	323,334
Robert J. Dzielak	42,267		2,766,612	2,898	296,321
Lance A. Soliday	5,382		489,772	—	—
Lance A. Soliday-TripAdvisor Stock Options	1,000	(5)	52,200	—	—

(1)
Represents the value of exercised options calculated by multiplying (i) the number of shares of Expedia’s (or TripAdvisor's, as the case may be) common stock to which the exercise of the option related by (ii) the difference between the market price of Expedia’s (or TripAdvisor's, as the case may be) common stock at exercise and the exercise price of the options.

(2)	Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.

(3)
Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of Expedia common stock on the NASDAQ Stock Market on the vesting date or if the vesting occurred on a day on which the NASDAQ Stock Market was closed for trading, the next trading day.

(4)
Mr. Diller exercised options to purchase 24,935 shares of Expedia common stock, of which 1,607 shares were withheld and concurrently cancelled by the Company to cover the exercise price, and 11,849 shares were withheld and concurrently cancelled to cover tax obligations, with a net delivery of 11,479 shares. These options were granted to Mr. Diller in March 2009. Mr. Diller exercised the options in 2016 because the options were scheduled to expire. Mr. Diller holds the net shares acquired upon exercise.

(5)
In the connection with the Company's spin-off of its TripAdvisor business and a one-for-two reverse stock split that was effective immediately prior to the completion of that spin-off on December 20, 2011, the vested Expedia stock options held by employees, including Mr. Soliday, were converted into options to purchase shares of Expedia common stock and options to purchase shares of TripAdvisor, Inc. common stock with adjustments to the number of shares subject to such options and the option exercise prices to maintain pre- and post-transaction values. The value realized upon exercise of TripAdvisor stock options by Mr. Soliday is considered compensation payable to him in his capacity as an employee of Expedia.

Potential Payments Upon Termination or Change in Control
Certain of our employment agreements, compensation plans, and equity award agreements entitle some of our named executive officers to salary continuation, accelerated vesting of equity awards and other severance benefits in the event of a change in control of the Company and/or upon the termination of the executive’s employment with Expedia under specified circumstances. These plans and agreements are described below as they apply to our named executive officers on December 31, 2016.

Employment Agreement Severance Provisions
Expedia has entered into an employment agreement with each of Messrs. Khosrowshahi, Okerstrom and Dzielak, pursuant to which, in the event of such executive’s termination of employment by the Company without cause (other than by reason of his death or disability) or the executive for good reason (as defined below) and subject to the executive executing a release of claims agreement:

•
Expedia will continue to pay base salary through the longer of the end of the term of the employment agreement (subject to a maximum of 36 months for Mr. Khosrowshahi only) and 12 months (payable in equal biweekly installments);

•	Expedia will pay an amount equal to COBRA health insurance coverage for a period of 12 months (for Messrs. Khosrowshahi and Dzielak, payable in a lump sum, and for Mr. Okerstrom, payable monthly);

•
except as described below under “Khosrowshahi 2015 Long-Term Stock Option Awards” with respect to the stock option awards granted to Mr. Khosrowshahi on March 31, 2015, and under “Okerstrom 2016 Long-Term Stock Option Awards” with respect to the stock option awards granted to Mr. Okerstrom on March 7, 2016, all equity holdings that otherwise would have vested during the 12-month period following termination of employment will accelerate, provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually; and

•
Messrs. Khosrowshahi, Okerstrom and Dzielak will have 18 months following the date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options

In addition, Messrs. Khosrowshahi, Okerstrom and Dzielak will be restricted from competing with the Company and from soliciting Company employees and business partners during a period (the longer of the term of their employment agreement and eighteen months in the case of Messrs. Okerstrom and Dzielak and twenty- four months in the case of Mr. Khosrowshahi), following termination of their employment for any reason.
As defined in the Khosrowshahi, Okerstrom and Dzielak employment agreements:

•
“Good reason” means the occurrence of any of the following without the executive’s consent (i) the Company’s material breach of any material provision of the executive’s employment agreement, (ii) the material reduction in the executive’s title (other than Mr. Dzielak), duties or reporting responsibilities, (iii) a material reduction in the executive’s base salary (and, in the case of Mr. Okerstrom only, total compensation opportunity), or (iv) the relocation of the executive’s principal place of employment more than 50 miles outside of the Seattle metropolitan area, in each case, following a requisite notice and cure period in favor of the Company; and

•
“Cause” means the executive’s (i) plea of guilty or nolo contendere to, conviction for, or the commission of, a felony offense, (ii) material breach of a fiduciary duty owed to the Company or any of its subsidiaries, (iii) material breach of any of the covenants made pursuant to the executive’s employment agreement, (iv) willful or gross neglect of the material duties required by the executive’s employment agreement, or (v) knowing and material violation of any Company policy pertaining to ethics, legal compliance, wrongdoing or conflicts of interest, subject to certain qualifications.

Mr. Diller does not have employment agreement with the Company, and Mr. Soliday has entered into the Company's standard at-will employment agreement, which does not include severance provisions.
Expedia 2005 Plan Change in Control Equity Acceleration
Pursuant to the Fourth Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Expedia 2005 Plan”), in the event of a change in control, outstanding stock options and RSUs held by each of our named executive officers other than Mr. Soliday, as of immediately prior to the change in control, will become fully vested and, in the case of options, fully exercisable (“Single Trigger Event”). Pursuant to the Expedia 2005 Plan, if during the two year period following a change in control, Mr. Soliday is terminated by the Company other than for Cause or Disability (as each are defined in the Expedia 2005 Plan) or by Mr. Soliday for Good Reason, such outstanding stock options and RSUs held by Mr. Soliday as of the date of termination which were outstanding on the date of the change in control, will become fully vested and, in the case of options, fully exercisable (“Double Trigger Event”). With respect to either a Single Trigger Event or a Double Trigger Event, any restrictions applicable to restricted stock and RSUs will lapse, and RSUs will be considered earned and payable in full and will be settled in cash or shares of Expedia common stock as promptly as practicable, except to the extent such settlement must be delayed pursuant to the rules and regulations of Section 409A of the Code.

The Expedia 2005 Plan defines a “change in control” as follows:

•
another party, other than Mr. Diller, Liberty Interactive Corporation or their respective affiliates, acquires the beneficial ownership of at least 50% of the Company’s outstanding voting stock, with certain exceptions;

•
the members of the Board as of the date the Expedia 2005 Plan was adopted by the Board (the “incumbent Board members”) cease to constitute a majority of the Board (with replacement directors that are endorsed by a majority of the Company directors who are incumbent Board members generally counting as incumbent Board members);

•
the Company consummates a merger, reorganization or consolidation with another party, or the sale or other disposition of all or substantially all of the Company’s assets or the purchase of assets or stock of another entity (“Business Combination”), unless (A) all or substantially all of the beneficial stockholders of the Company immediately prior to such Business Combination retain more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from the Business Combination in substantially the same proportions as their ownership of voting stock immediately prior to such Business Combination, (B) no person (excluding Mr. Diller, Liberty Interactive Corporation and their respective affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from the Business Combination were incumbent members of the Company’s Board at the time of the initial agreement or Board action providing for such Business Combination; or

•	the Company’s stockholders approve the complete liquidation or dissolution of the Company.
Other than new-hire grants or special equity awards, stock option and RSU awards to employees, including the named executive officers, are generally subject to incremental vesting whereby 25% of the stock option or RSU award vests and becomes exercisable in each of the four years following the grant, subject to continued service with us through each applicable vesting date (“Incremental Vesting Equity Awards”).
Incremental Vesting Equity Awards
Each of our named executive officers held Incremental Vesting Equity Awards that were unvested as of December 31, 2016. These equity awards vest as described in the section above titled “Expedia 2005 Plan Change in Control Equity Acceleration” in the event of a change in control, and, if applicable, as described in the section above titled

“Employment Agreement Severance Provisions” in the event the executive resigns his employment for good reason or the Company terminates his employment other than for cause, death or disability.
2015 Khosrowshahi Long-Term Stock Option Awards
On March 31, 2015, Mr. Khosrowshahi was granted the following long-term equity awards:

•
an award of 1.6 million stock options that vest 50% on each of the third and fifth anniversaries of the date of grant, subject to Mr. Khosrowshahi’s continued employment with the Company (the “Khosrowshahi Cliff Vest Options”); and

•
an award of 1.1 million stock options that are subject to Mr. Khosrowshahi’s continued employment with the Company and satisfaction of a stock price goal of $170, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2020 (the “Khosrowshahi Performance Options” and together with the Khosrowshahi Cliff Vest Options, the “2015 Khosrowshahi Long-Term Stock Option Awards”).

In the event Mr. Khosrowshahi resigns his employment for good reason or the Company terminates his employment other than for cause, death or disability, the 2015 Khosrowshahi Long-Term Stock Option Awards will vest on a pro-rated basis for each full month from the date of grant to the first anniversary of the termination date and, in the case of the Khosrowshahi Performance Options, subject to the achievement of the stock price goal.
For the purposes of the 2015 Khosrowshahi Long-Term Stock Option Awards only, the definition of good reason includes (in addition to the triggers included in the good reason definition described above in the section titled “Employment Agreement Severance Provisions”) the current Chairman and Senior Executive no longer serving in that or a similar role and either (i) beneficially owning equity securities representing less than 35% of the Company voting power or (ii) beneficially owning equity securities representing at least 35% of the Company voting power and another stockholder holding securities of the Company representing a greater voting power.
In the event of a Change in Control or the acquisition for cash by Liberty Interactive Corporation or any of its affiliates of beneficial ownership of 100% of the outstanding Company voting securities (as defined in the Expedia 2005 Plan), the 2015 Khosrowshahi Long-Term Stock Option Awards will vest in full.
2016 Okerstrom Long-Term Stock Option Awards
On March 7, 2016, Mr. Okerstrom was granted the following long-term equity awards:

•
an award of 225,000n stock options that vest 50% on each of the third and fifth anniversaries of the date of grant, subject to Mr. Okerstrom’s continued employment with the Company (the “Okerstrom Cliff Vest Options”); and

•
an award of 175,000 stock options that are subject to Mr. Okerstrom’s continued employment with the Company and satisfaction of a stock price goal of $180, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2021 (the “Okerstrom Performance Options” and together with the Okerstrom Cliff Vest Options, the “2016 Okerstrom Long-Term Stock Option Awards”).

In the event Mr. Okerstrom resigns his employment for good reason or the Company terminates his employment other than for cause, death or disability, the 2016 Okerstrom Long-Term Stock Option Awards will vest on a pro-rated basis for each full month from the date of grant to the first anniversary of the termination date and, in the case of the Okerstrom Performance Options, subject to the achievement of the stock price goal.
In the event of a Change in Control (as defined in the Expedia 2005 Plan), the 2016 Okerstrom Long-Term Stock Option Awards will vest in full.
Estimated Potential Incremental Payments Upon Termination or Change in Control
The table below describes and quantifies certain amounts that would become payable to our named executives upon certain terminations of employment or change in control events, assuming that the relevant event occurred on December 31, 2016. These amounts, which exclude the effect of any applicable taxes, are based on:

•	the named executive’s base salary as of December 31, 2016;

•	the number of stock options or RSUs outstanding as of December 31, 2016; and

•	the closing price of Expedia common stock on December 31, 2016 ($113.28).

These amounts are estimates of the incremental amounts that would be paid out to the executive upon such relevant event. The actual amounts to be paid out can only be determined at the time of the relevant event, if any. In addition to these amounts, certain other amounts and benefits generally payable and made available to other Company employees upon a termination of employment, including payments for accrued but unpaid salary, will generally be payable to our named executives.

Name and Benefits	Termination w/o Cause or Resignation for Good Reason (1)($)	Termination w/o Cause or Resignation for Good Reason & Stock Price Performance Goal Satisfied (2)($)	Change in Control (3)($)	Liberty Cash Acquisition (4)($)
Barry Diller
Incremental Vesting Equity Awards	—	—	6,570,875	—

Total Estimated Incremental Value	—	—	6,570,875	—

Dara Khosrowshahi
Cash Severance (salary)	3,008,242	—	—	—
Health and Benefits(5)	22,360	—	—	—
Incremental Vesting Equity Awards	5,460,125	—	9,889,375	—
2015 Khosrowshahi Long-Term Stock Option Awards	21,449,405	10,054,201	49,356,000	49,356,000

Total Estimated Incremental Value	29,940,132	10,054,201	59,245,375	49,356,000

Mark D. Okerstrom
Cash Severance (salary)	1,640,110	—	—	—
Health and Benefits(5)	22,480	—	—	—
Incremental Vesting Equity Awards	3,714,957	—	7,329,389	—
2016 Okerstrom Long-Term Stock Option Awards	828,450	439,330	3,156,000	—

Total Estimated Incremental Value	6,205,997	439,330	10,485,389	—

Robert J. Dzielak
Cash Severance (salary)	672,940	—	—	—
Health and Benefits(5)	8,180	—	—	—
Incremental Vesting Equity Awards	2,217,398	—	4,566,419	—

Total Estimated Incremental Value	2,898,518	—	4,566,419	—

Lance A. Soliday
Incremental Vesting Equity Awards	—	—	447,428	—

Total Estimated Incremental Value	—	—	447,428	—

(1)
Upon termination by the Company other than for cause, death or disability, or by the executive for good reason (“cause” and “good reason” as described above in the section titled “Employment Agreement Severance Provisions”), Incremental Vesting Equity Awards held by Messrs. Dzielak, Khosrowshahi and Okerstrom vest as described in the section above titled “Employment Agreement Severance Provisions,” and the Khosrowshahi Cliff Vest Option Awards and Okerstrom Cliff Vest Option Awards vest as described above in the sections titled “2015 Khosrowshahi Long-Term Stock Option Awards” and "2016 Okerstrom Long Term Stock Option Awards," respectively). For the purposes of the 2015 Khosrowshahi Long-Term Stock Option Awards, the definition of good reason includes additional triggers relating to the Chairman/Senior Executive as described above in the section titled “2015 Khosrowshahi Long-Term Stock Option Awards”).

(2)
Reflects incremental value of pro rated vesting for the Khosrowshahi Performance Options on September 30, 2020 and the Okerstrom Performance Options on September 30, 2021, assuming the applicable stock price performance goals have been attained following a termination by the Company other than for cause, death or disability, or by the executive for good reason (“cause” and “good reason” as described above in the section titled “Employment Agreement Severance Provisions”).

(3)
Pursuant to a Change in Control (as defined in the Expedia 2005 Plan), all unvested equity awards held by the named executive officers other than Mr. Soliday, including the Khosrowshahi and Okerstrom Long-Term Stock Option Awards, shall vest in full in accordance with a Single Trigger Event, and in the case of Mr. Soliday, certain outstanding stock options and RSUs held by Mr. Soliday shall become fully vested and, in the case of options, fully exercisable upon a Double Trigger, as described above in the section titled "Expedia 2005 Plan Change in Control Equity Acceleration."

(4)
The 2015 Khosrowshahi Long-Term Stock Option Awards vest in full upon the acquisition for cash by Liberty Interactive of any of its affiliates of beneficial ownership of 100% of the outstanding company voting securities.

(5)	Reflects the payment of an amount equal to COBRA health insurance coverage for a period of 12 months following termination of employment for Mr. Khosrowshahi, Mr. Okerstrom and Mr. Dzielak.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions
In general, the Company will enter into or ratify a “related person transaction” only when, pursuant to the Audit Committee Charter, it has been approved by the Audit Committee of the Board of Directors. Related persons include the Company’s executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Related person transactions are transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person or entity has a direct or indirect material interest). While we have no written policy, when a potential related person transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify. When determining whether to approve, ratify, disapprove or reject any related person transaction, the Audit Committee considers all relevant factors, including the extent of the related person’s interest in the transaction, whether the terms are commercially reasonable and whether the related person transaction is consistent with the best interests of the Company and its stockholders.
The legal and accounting departments work with business units throughout the Company to identify potential related person transactions prior to execution. In addition, the Company takes the following steps with regard to related person transactions:

•
On an annual basis, each director, director nominee and executive officer of the Company completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

•
Each director, director nominee and executive officer is expected to promptly notify the Company’s legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which the Company participates.

•	The Company performs a quarterly search of its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.

•	Any reported transaction that the Company’s legal department determines may qualify as a related person transaction is referred to the Audit Committee.
If any related person transaction is not approved, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.
Relationships Involving Significant Stockholders, Named Executive Officers and Directors.
Relationships Involving Mr. Diller

Expedia. Mr. Diller is the Chairman and Senior Executive of Expedia. Subject to the terms of an Amended and Restated Stockholders Agreement between Liberty Expedia Holdings, Inc. (“Liberty Expedia Holdings”) and Mr. Diller, as amended as of November 4, 2016, Mr. Diller also holds an irrevocable proxy to vote shares of Expedia common stock and Class B common stock beneficially owned by Liberty Expedia Holdings (the “Diller Proxy”), which proxy has been assigned by Mr. Diller to Liberty Expedia Holdings as described below.

On November 4, 2016, Liberty Interactive Corporation (“Liberty Interactive”) redeemed a portion of the outstanding shares of its Liberty Ventures common stock in exchange for all of the outstanding shares of Liberty Expedia Holdings, which at that time was a wholly owned subsidiary of Liberty Interactive (the “Liberty Split-Off”). At the time of the Liberty Split-Off, Liberty Expedia Holdings’ assets included all of Liberty Interactive’s interest in Expedia. Pursuant to a Transaction Agreement among Mr. Diller, Liberty Interactive, Liberty Expedia Holdings, John C. Malone and Leslie Malone, dated as of March 24, 2016 and amended and restated effective as of September 22, 2016, at the time of the Liberty Split-Off, for a period ending not later than May 4, 2018, (i) Mr. Diller assigned the Diller Proxy to Liberty Expedia Holdings (the “Diller Assignment”) and (ii) Mr. and Mrs. Malone granted Mr. Diller an irrevocable proxy to vote all shares of Liberty Expedia Holdings Series A common stock and Series B common stock beneficially owned by them upon completion of the Liberty Split-Off or thereafter (the “Malone Proxy”), in each case, subject to certain limitations. As a result, by virtue of the voting power associated with the Malone Proxy, the governance structure at Liberty Expedia Holdings and Mr. Diller’s continuing position as Chairman of Expedia’s Board of Directors, Mr. Diller will be able to elect the directors of Liberty Expedia Holdings who will determine how Liberty Expedia Holdings will exercise certain rights and vote the shares of Expedia common stock and Class B common stock beneficially owned by Liberty Expedia Holdings, and which Liberty Expedia Holdings has the power to vote, in the election of Expedia directors until the termination or expiration of the Diller Assignment and Malone Proxy, at which point (and by virtue of the termination of the Diller Assignment), unless the Diller Assignment and Malone Proxy terminate as a result of Mr. Diller’s death or disability, Mr. Diller will have the power to vote directly all shares of Expedia Common Stock and Class B Common Stock beneficially owned by Liberty Expedia Holdings.
Relationships Involving Expedia and IAC
Overview. Since the completion of the IAC/Expedia Spin-Off in 2005, Expedia and IAC have been related parties since they are under common control. In connection with and following the IAC/Expedia Spin-Off, Expedia and IAC entered into certain arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of the Company aircraft and various commercial and other relationships, certain of which are described below.
Cost-Sharing Arrangements. Mr. Diller currently serves as Chairman and Senior Executive of both Expedia and IAC. Expedia and IAC have agreed, in light of Mr. Diller’s senior role at both companies and his use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared. Expenses include costs for personal use of cars and equipment dedicated to Mr. Diller’s use and expenses relating to Mr. Diller’s support staff (“Shared Costs”). Expedia and IAC each cover 50% of the Shared Costs, which both companies agree best reflects the current allocation of actual time spent (and time to be spent) by Mr. Diller between the two companies. During 2016, IAC billed Expedia for costs in the amount of approximately $516,000 pursuant to these arrangements.
Aircraft Arrangements. Each of Expedia and IAC hold a 50% ownership interest in two aircraft that may be used by both companies. Expedia and IAC share capital costs relating to each of these aircraft equally and operating costs are shared pro rata based on actual usage. These costs are generally paid by each company to third parties. Members of the aircrafts’ flight crews are employed by an entity in which each of Expedia and IAC has a 50% ownership interest. In 2016, total payments of $2.4 million were made to this entity by Expedia. At any time when Mr. Diller ceases to serve as Chairman of either Expedia or IAC, each party will have a put right with respect to its interest in the jointly-owned aircraft for which it is not the primary user (such determination based on relative usage of the aircraft in question during the 12 months immediately preceding such event), in each case at fair market value. On April 13, 2017, each of Expedia and IAC paid 50% of the $29.8 million in total costs (purchase price and related costs) for an additional aircraft in which each company has a 50% ownership interest. This aircraft is expected to replace the older of the companies’ two existing jointly-owned aircraft and be available for use by both companies in the third quarter of 2017.
Commercial Agreements. Since the spin-off from IAC, Expedia has continued to work with some of IAC’s businesses pursuant to a variety of commercial agreements, primarily involving advertising sales services provided by IAC businesses. For 2016, these agreements did not, individually or together with similar agreements, involve revenues to (or payments from) Expedia businesses in excess of $120,000.
Relationships Involving Expedia and Liberty Expedia Holdings
Governance Agreement. Liberty Interactive was a party to an Amended and Restated Governance Agreement with Expedia and Mr. Diller, dated December 20, 2011, which was assigned by Liberty Interactive to Liberty Expedia Holdings in connection with the Liberty Split-Off (the “Governance Agreement”). Under the Governance Agreement, Liberty Expedia Holdings has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) and has certain rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Expedia Holdings are satisfied. The Governance Agreement also provides that if Expedia issues or proposes to issue shares of Expedia common stock or Expedia Class B common stock, Liberty Expedia Holdings has preemptive rights that generally entitle it to purchase a number of shares, subject to a cap, so that Liberty Expedia Holdings will maintain the same ownership interest in Expedia that Liberty Expedia Holdings held immediately prior to such issuance or proposed issuance.
Reimbursement Agreement. In connection with the then-pending Liberty Split-Off, on March 24, 2016, Liberty Interactive and Liberty Expedia Holdings entered into a Reimbursement Agreement with Expedia (as amended and restated as of September 22, 2016, the “Reimbursement Agreement”) pursuant to which Liberty Interactive and Liberty Expedia Holdings agreed to reimburse Expedia, up to a specified cap, for certain costs and expenses resulting from the Liberty Split-Off and the above-described proxy arrangements that may be incurred by Expedia with respect to Expedia’s $1.5 billion unsecured revolving credit facility and Expedia’s 7.456% Notes maturing in 2018 and 5.95% Notes maturing in 2020 (the “5.95% Notes”).
On September 30, 2016, Expedia received consents from the holders of more than a majority of the aggregate principal amount of its 5.95% Notes and entered into a supplemental indenture to amend the indenture governing its

5.95% Notes to conform the definition of “Permitted Holders” to the definition employed in Expedia’s 2.5% Notes, 4.5% Notes and 5.0% Notes, including by specifying that “Permitted Holders” include certain entities succeeding to the interest of Liberty Interactive in Expedia. Liberty Interactive reimbursed Expedia approximately $4 million for the cost of the consent solicitation pursuant to the terms of the Reimbursement Agreement.
The Reimbursement Agreement constitutes Expedia’s sole and exclusive remedy with respect to any claim arising out of any potential change of control under any contract, debt instrument, agreement or other similar instrument resulting, directly or indirectly, from the Liberty Split-Off or the above-described proxy arrangements entered into in connection with the Liberty Split-Off. On January 3, 2017, other than those provisions relating to Expedia’s remedies described above and certain administrative provisions, the Reimbursement Agreement terminated in accordance with its terms upon the non-occurrence within the 60 day-period following the Liberty Split-Off of certain reimbursement triggers.
Relationships Involving Mr. Khosrowshahi
As discussed in the section above titled “Compensation Discussion and Analysis-Other Compensation,” Mr. Khosrowshahi is encouraged to travel on Company aircraft for both business and personal use. Mr. Khosrowshahi reimbursed Expedia approximately $926,000 for personal use of Company aircraft in 2016.

OTHER MATTERS

Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2016, relating to Expedia’s equity compensation plans pursuant to which grants of stock options, restricted stock, RSUs or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(B)		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(C)
Equity compensation plans approved by security holders(2)	18,572,138	83.7858	(3)	15,624,156	(4)
Equity compensation plans not approved by security holders(5)	6,257	—	(6)	99,295

Total	18,578,395			15,723,451

(1)
Information excludes: (i) 259,874 securities with a weighted-average exercise price of $106.7330 to be issued upon the exercise of outstanding stock options, and (ii) 588,141 securities issuable in connection with restricted stock units for which there is no related exercise price, both of which were granted pursuant to plans assumed by the Company in connection with the acquisitions of Orbitz Worldwide, Inc. and HomeAway, Inc.

(2)	Information relating to the Amended 2005 Plan, and the Expedia, Inc. Employee Stock Purchase Plans (“ESPP”).

(3)
Excludes the following equity-based awards outstanding as of December 31, 2016: (i) 761,179 securities issuable in connection with RSUs for which there is no related exercise price, and (ii) grants of 34,086 SARs with a weighted-average exercise price of $83.5573.

(4)	Information includes 14,529,046 securities remaining available for issuance under the Amended 2005 Plan, and 1,095,110 securities remaining available for issuance under the ESPP.

(5)	The Expedia, Inc. Non-Employee Directors Deferred Compensation Plan (the “Director Deferred Plan”).

(6)	Excludes outstanding share units for which there is no related exercise price.
Annual Reports
Expedia’s Annual Report to Stockholders for 2016, which includes Expedia’s Annual Report on Form 10-K for the year ended December 31, 2016 (not including exhibits), is available at www.Proxyvote.com. Upon written request to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, Expedia will provide, without charge, an additional copy of Expedia’s 2016 Annual Report on Form 10-K. Expedia will furnish any exhibit contained in the Annual Report on Form 10-K upon payment of a reasonable fee. Stockholders may also review a copy of the Annual Report on Form 10-K (including exhibits) by accessing Expedia’s corporate website at www.expediainc.com or the SEC’s website at www.sec.gov.
Householding
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one Notice or set of printed proxy materials to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as “householding,” reduces the number of duplicate copies of materials stockholders receive and reduces printing and mailing costs. Only one copy of the Notice or one set of our printed proxy materials, as applicable, will be sent to stockholders eligible for householding unless contrary instructions have been provided.
Once you have received notice that your broker or the Company will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, or by calling (425) 679-7200.

If, at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate Notice and/or set of our printed proxy materials or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one Notice and/or set of our printed proxy materials, please notify your broker if you hold your shares in street name or the Company if you are a stockholder of record. You can notify us by sending a written request to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary.
Proposals by Stockholders at 2018 Annual Meeting
Any proposals of shareholders which are intended to be presented at our 2018 annual meeting of shareholders must be received by our Secretary at its principal executive offices at 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, on or before January 2, 2018 to be eligible for inclusion in our 2018 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2018 annual meeting of shareholders without inclusion of that proposal in our 2018 proxy materials and written notice of the proposal is not received by our Secretary at our executive offices on or before March 14, 2018 or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2018 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.
Bellevue, Washington
May 1, 2017

expedia

EXPEDIA, INC.
333 108TH AVENUE NE
BELLEVUE, WA 98004

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Annual Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, on June 12, 2017. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Annual Meeting - Go to **EXPE.onlineshareholdermeeting.com**

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time, on June 12, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E28098-P92019-Z69843 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXPEDIA, INC.

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 4, 3 YEARS on Proposal 3 and AGAINST Proposal 5.

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Susan C. Athey*	☐	☐
1b. A. George "Skip" Battle*	☐	☐
1c. Chelsea Clinton	☐	☐
1d. Pamela L. Coe	☐	☐
1e. Barry Diller	☐	☐
1f. Jonathan L. Dolgen	☐	☐
1g. Craig A. Jacobson*	☐	☐
1h. Victor A. Kaufman	☐	☐
1i. Peter M. Kern*	☐	☐
1j. Dara Khosrowshahi	☐	☐
1k. John C. Malone	☐	☐
1l. Scott Rudin	☐	☐
1m. Christopher W. Shean	☐	☐
1n. Alexander von Furstenberg	☐	☐

*To be voted upon by the holders of Expedia, Inc.'s Common Stock voting as a separate class. All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from the Board of Directors).

	For	**Against**	**Abstain**
2. Approval, on an advisory basis, of the compensation of Expedia's named executive officers.	☐	☐	☐

	1 Year	**2 Years**	**3 Years**	**Abstain**
3. Advisory vote on the frequency of future advisory votes on the compensation of Expedia's named executive officers.	☐	☐	☐	☐

	For	**Against**	**Abstain**
4. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐
5. Stockholder proposal regarding a report concerning political contributions and expenditures, if properly presented at the Annual Meeting.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

E28099-P92019-Z69843

Proxy — Expedia, Inc.

Notice of 2017 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting – June 13, 2017

The undersigned stockholder of Expedia, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2017 and hereby appoints each of Dara Khosrowshahi and Robert J. Dzielak proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Expedia, Inc. to be held on Tuesday, June 13, 2017, at 9:30 a.m. Eastern Time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock and/or Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 4, "3 YEARS" ON PROPOSAL 3, "AGAINST" PROPOSAL 5, IF PROPERLY PRESENTED AT THE ANNUAL MEETING, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Items to be voted appear on reverse side.)

V.1.1